                                                                EXHIBIT  13.1

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                 ----------------------------------------------
                                  FORM 10-KSB

                 ----------------------------------------------

                 ANNUAL REPORT UNDER SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                 ----------------------------------------------

                         COMMISSION FILE NO.
                                             ---------

                             MCDUFFIE BANK & TRUST

              INCORPORATED UNDER THE LAWS OF THE STATE OF GEORGIA

                (I.R.S. EMPLOYER IDENTIFICATION NO. 58-1786015)

                              110 EAST HILL STREET
                            THOMSON, GEORGIA  30824

                           TELEPHONE:  (706) 595-1600

--------------------------------------------------------------------------------

Securities registered under Section 12(b) of the Securities Exchange Act:  None

Securities registered under Section 12(g) of the Securities Exchange Act: Common
                           Stock, $5.00 Par Value
--------------------------------------------------------------------------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes              No        X
   -----------        -----------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment of this Form 10-KSB. [X]

Revenue for the fiscal year ended December 31, 1996: $3,345,238.

The aggregate market value of the registrant's common stock held by nonaffiliates of the registrant (390,550 shares), computed using the book value of the registrant's common stock as of December 31, 1996 was $4,385,877. For purposes of this response, officers, directors and holders of 5% or more of the registrant's common stock are considered affiliates of the registrant at that date.

As of March 24, 1997, 635,380 shares of the registrant's common stock were outstanding.

                   DOCUMENTS INCORPORATED BY REFERENCE:  None

                                     PART I

ITEM 1.      DESCRIPTION OF BUSINESS.

GENERAL

       The Bank commenced operations in January 1989 as an independent, locally owned commercial bank which conducts business in McDuffie County, Georgia, with deposits insured by the FDIC. In May 1991, the Bank opened an additional office in McDuffie County, Georgia (the "Branch Office"). The Bank operates as a locally-owned bank that targets the banking needs of individuals and small to medium sized businesses in the McDuffie County area by emphasizing personal service.

       The Bank offers a full range of deposit and lending services and is a member of an electronic banking network, which enables its customers to use the automated teller machines of other financial institutions. In addition, the Bank offers commercial and business credit services, as well as various consumer credit services, including home mortgage loans, automobile loans, lines of credit, home equity loans, home improvement loans and credit card accounts.

       In February 1995, the Bank was informed by the Georgia Department of Banking and Finance (the "Georgia Banking Department") and the Federal Deposit Insurance Corporation (the "FDIC") that its operations were unsatisfactory in certain respects in that the Bank was experiencing weak credit administration and lending practices, inadequate allocation for loan losses and high classified assets coupled with poor earnings. Consequently, on March 10, 1995, the Bank entered into a Memorandum of Understanding with the Georgia Banking Department and the FDIC. To correct these problems, the Bank has recently recruited a new Senior Loan Officer with 25 years of banking experience who will assist in increasing the credit underwriting standards of the Bank and reducing the level of classified assets. In addition, the Bank currently employs a loan review consultant who aids the Bank in identifying and monitoring problem loans. While increased underwriting standards and regular review and monitoring are subject to uncertainties that cannot be predicted, such expanded efforts have benefited the Bank significantly. Moreover, as a result of these and other corrective measures, the level of the Bank's classified assets has decreased, the Bank's earnings have increased and, on November 19, 1996, the Memorandum of Understanding with the Georgia Banking Department and the FDIC was terminated.

MARKET AREA AND COMPETITION

       The primary service area (the "PSA") of the Bank is the County of McDuffie and the community of Thomson, Georgia which is approximately 30 miles west of Augusta, Georgia. The Bank encounters competition in its PSA and in surrounding areas from two other commercial banks. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. While one of the competing financial institutions in the Bank's PSA is headquartered in McDuffie County, some competition also comes from banks outside of McDuffie County seeking to make loans in the Bank's PSA. In addition, in certain aspects of its banking business, the Bank also competes with credit unions, small loan companies, consumer finance companies, brokerage houses, insurance companies, money market funds, and other financial institutions which have recently been invading the traditional banking markets.

       The extent to which other types of financial institutions compete with commercial banks has increased significantly within the past few years as a result of federal and state legislation which has, in several respects, deregulated financial institutions. The full impact of this legislation and subsequent laws that will continue to deregulate the financial services industry even further cannot be fully assessed or predicted.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

       The following is a presentation of the average balance sheet of the Bank for the years ended December 31, 1996 and 1995. This presentation includes all major categories of interest-earning assets and interest-bearing liabilities:

                             AVERAGE BALANCE SHEETS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                 DECEMBER 31,
                                                                                 ------------
                                                               1996                                   1995
                                                               ----                                   ----
                                                 AVERAGE      INCOME/     YIELDS/      AVERAGE       INCOME/     YIELDS/
                                                 BALANCES     EXPENSE     COSTS        BALANCES      EXPENSE     COSTS
 ASSETS

 INTEREST-BEARING ASSETS

   Loans, net of unearned income                    $21,841       2,178     9.97%          $23,270      $2,351    10.10%
   Investment securities                             12,088         772     6.39%           10,987         672     6.12%
   Interest bearing deposits in banks                   363          16     4.40%              374          26     6.95%
   Federal funds sold                                 1,611          87     5.40%            2,546         145     5.70%
                                                    -------     -------                    -------      ------
 TOTAL INTEREST BEARING ASSETS                      $35,903     $ 3,053     8.50%          $37,177      $3,194     8.59%
                                                    -------     -------                    -------

 NON-INTEREST BEARING ASSETS

   Cash and due from banks                            1,319                                  1,117
   Reserve for loan losses                           (1,165)                                (1,148)
   Bank premises and fixed assets                     1,501                                  1,585
   Accrued interest receivable                          377                                    352

   Other assets                                       1,023                                    862
                                                    -------                                -------
 TOTAL ASSETS                                       $38,958                                $39,945

 LIABILITIES AND STOCKHOLDERS
   EQUITY

 INTEREST-BEARING DEPOSITS

   NOW accounts                                     $ 4,146     $   105     2.53%          $ 5,152      $  140     2.72%
   Savings                                            1,920          48     2.50%            2,127          59     2.77%
   Money Market Accounts                              2,270          59     2.60%            2,615          84     3.21%
   Other time                                        20,569       1,172     5.70%           20,289       1,125     5.54%
                                                    -------     -------                    -------      ------
 TOTAL INTEREST-BEARING DEPOSITS                    $28,905     $ 1,384     4.79%          $30,183      $1,408     4.66%

 OTHER INTEREST-BEARING
   LIABILITIES

 Funds purchased                                          9           1    11.70                39           3     7.69%
                                                    -------     -------    -----           -------      ------     -----
 TOTAL INTEREST-BEARING LIABILITIES                 $28,914       1,385     4.79           $30,222      $1,411     4.67%

 NON-INTEREST-BEARING
   LIABILITIES AND STOCKHOLDERS
   EQUITY

   Demand deposits                                  $ 2,840                                $ 2,717
   Other liabilities                                    243                                    126
   Stockholders' equity                               6,961                                  6,880
                                                    -------                                -------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $38,958                                $39,945

   Interest rate spread                                                     3.71%                                  3.92%
   Net interest income                                                     1,668                                 $1,783
   Net interest margin                                                      4.65%                                  4.80%
   Average interest-earning assets to
      average total assets                                                 92.16%                                 93.07%
   Average loans to average deposits                                       68.80%                                 70.73%

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

  The effect on interest income, interest expense and net interest income in the periods indicated, of changes in average balance and rate from the corresponding prior period is shown below. The effect of a change in average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. Changes resulting from average balance/rate variances are included in changes resulting from rate. The balance of the change in interest income or expense and net interest income has been attributed to a change in average rate.

                                                                 YEAR ENDED DECEMBER 31, 1996
                                                                         COMPARED WITH
                                                                 YEAR ENDED DECEMBER 31, 1995
                                                             ------------------------------------
                                                                  INCREASE (DECREASE) DUE TO:

                                                      VOLUME                   RATE                         TOTAL
                                                      ------                   ----                         -----
 Interest earned on:

   Tax-exempt securities . . . . . . .             $       57                 $      (4)                 $     53

   Taxable securities  . . . . . . . .                     (7)                       54                        47
                                                   ----------                 ---------                  --------
                                                           50                        50                       100

   Federal funds sold  . . . . . . . .                    (53)                       (5)                      (58)

   Net loans . . . . . . . . . . . . .                   (144)                      (29)                     (173)
                                                   ----------                 ---------                  --------
   Interest-bearing deposits in banks                      (1)                       (9)                      (10)
                                                   ----------                 ---------                  --------

 Total interest income . . . . . . . .                   (148)                       (7)                     (141)

 Interest paid on:
   NOW deposits  . . . . . . . . . . .                    (27)                       (8)                      (35)

   Money market  . . . . . . . . . . .                    (11)                      (14)                      (25)

   Savings deposits  . . . . . . . . .                     (6)                       (5)                      (11)

   Time deposits . . . . . . . . . . .                     16                        31                        47

   Federal funds Purchased . . . . . .                     (2)                       --                        (2)
                                                   ----------                 ---------                  --------
 Total interest expense  . . . . . . .                    (30)                        4                       (26)
                                                   ----------                 ---------                  --------
 Change in net
   interest income . . . . . . . . . .             $     (118)                $       3                  $   (115)
                                                   ==========                 =========                  ========


                                                   YEAR ENDED DECEMBER 31, 1995
                                                           COMPARED WITH
                                                   YEAR ENDED DECEMBER 31, 1994
                                                ----------------------------------
                                                    INCREASE (DECREASE) DUE TO:

                                                      VOLUME                   RATE                         TOTAL
                                                      ------                   ----                         -----
 Interest earned on:

   Tax-exempt securities . . . . . . .               $      8                 $      (1)                  $     7

   Taxable securities  . . . . . . . .                     39                        37                        76
                                                       ------                    ------                     -----
                                                           47                        36                        83

   Federal funds sold  . . . . . . . .                     35                        44                        79

   Net loans . . . . . . . . . . . . .                   (209)                       97                      (112)
                                                       -------                   ------                    ------

   Interest-bearing deposits in banks                     (47)                        6                       (41)

 Total interest income . . . . . . . .                   (174)                      183                         9
                                                       -------                    -----                    ------
 Interest paid on:
   NOW deposits  . . . . . . . . . . .                    (39)                       12                       (27)

   Money market  . . . . . . . . . . .                    (29)                        8                       (21)

   Savings deposits  . . . . . . . . .                    (39)                       --                       (39)

   Time deposits . . . . . . . . . . .                    129                       201                       330
                                                        -----                     -----                     -----

   Federal funds purchased . . . . . .                      2                        (1)                        1

 Total interest expense  . . . . . . .                     24                       220                       244
                                                        -----                     -----                     -----

 Change in net
   interest income . . . . . . . . . .                  $(198)                   $  (37)                    $(235)
                                                         =====                    ======                     =====

DEPOSITS

       The Bank offers a wide range of commercial and consumer interest bearing and non-interest bearing deposit accounts, including checking accounts, money market accounts, negotiable order of withdrawal ("NOW") accounts, individual retirement accounts, certificates of deposit and regular savings accounts. The sources of deposits are residents, businesses and employees of businesses within the Bank's market area, obtained through the personal solicitation of the Bank's officers and directors, direct mail solicitation and advertisements published in the local media. The Bank pays competitive interest rates on time and savings deposits. In addition, the Bank has implemented a service charge fee schedule competitive with other financial institutions in the Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

       The following table details, for the periods indicated, the average amount of and average rate paid on each of the following deposit categories:

                                                     YEAR ENDED                             YEAR ENDED
                                                 DECEMBER 31, 1996                       DECEMBER 31, 1995
                                       -------------------------------------    -----------------------------------
                                           (DOLLAR AMOUNTS IN THOUSANDS)           (DOLLAR AMOUNTS IN THOUSANDS)

 DEPOSIT CATEGORY                        AVERAGE AMOUNT    AVERAGE RATE PAID    AVERAGE AMOUNT    AVERAGE RATE PAID
 ----------------                        --------------    -----------------    --------------    -----------------
 Non interest-bearing
   demand deposits . . . . . . . . .      $  2,840                 --                 $ 2,717             --

 NOW and money
   market deposits . . . . . . . . .      $  6,416                 2.56%              $ 7,767             2.88%

 Savings deposits  . . . . . . . . .      $  1,920                 2.50%              $ 2,127             2.77%

 Time deposits . . . . . . . . . . .      $ 20,569                 5.70%              $20,289             5.54%

         The maturities of certificates of deposit and individual retirement accounts of $100,000 or more as of December 31, 1996 were as follows:

                                                                         (In thousands)
   Three months or less                                                      $2,141
   Over three months through twelve months                                    2,090
   Over twelve months                                                           615
                                                                             ------
                                         Total                               $4,846

LOAN PORTFOLIO

         The Bank engages in a full complement of lending activities, including commercial, consumer/installment and real estate loans. The Bank concentrates its lending efforts in the areas of consumer/installment and real estate loans, particularly home mortgage lending. As of December 31, 1996, the Bank's loan portfolio consisted of 23% commercial loans, 13% consumer/installment loans and 64% real estate loans.

         Commercial lending is directed principally towards businesses whose demands for funds fall within the Bank's legal lending limits and which are potential deposit customers of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Such loans include short-term lines of credit, short to medium-term plant and equipment loans, short to medium-term land acquisition and development loans, construction loans and letters of credit.

         The Bank's consumer loans consist primarily of residential first and second mortgage loans, home equity loans, installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit.

         While risk of loss in the Bank's loan portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may also increase due to factors beyond the Bank's control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the Bank's real estate portfolio.

         Management of the Bank originates loans and participates with other banks with respect to loans which exceed the Bank's lending limits. Management of the Bank does not believe that loan participations will necessarily pose any greater risk of loss than loans which the Bank originates.

         The following table presents various categories of loans contained in the Bank's loan portfolio as of December 31, 1996 and 1995 and the total amount of all loans for such periods:

                                                                                                 December 31,
                                                                                          -------------------------
                                                                                          1996                 1995
                                                                                          ----                 ----
                                                                                        (Dollar amounts in thousands)
 Type of Loan
 ------------

     Commercial, financial and agricultural                                               $ 4,794           $ 7,730

     Real estate-construction                                                               2,547             1,551

     Real estate-mortgage                                                                  10,917             8,559

     Installment and other loans to individuals                                             2,750             3,265
                                                                                          -------           -------
                           Subtotal                                                        21,008            21,105
 Less:
 ----

     Unearned income and deferred                                                              (3)               (8)
       loan fees

     Allowance for possible loan losses                                                      (889)           (1,155)
                                                                                          -------           -------

                           Total (net of allowance)                                       $20,116           $19,942
                                                                                          =======           =======


         The table below presents an analysis of maturities of loans as of December 31, 1996:



                                       Due in 1          Due in 1 to         Due After
          Type of Loan               year or less          5 years            5 years             Total
          ------------               ------------          -------            -------             -----
 Commercial,  financial   and
 agricultural  . . . . . . . .         $  4,435             $   359           $     --           $  4,794

 Real estate construction  . .            1,245               1,296                  6              2,547
                                       --------             -------           --------           --------

 Total . . . . . . . . . . . .         $  5,680             $ 1,655           $      6           $  7,341

   The following is a presentation of an analysis of sensitivities of loans to changes in interest rates as of December 31, 1996:

                 Loans due after 1 year with
                   predetermined interest rates   . . . . . . . . . . . . . . . . . . $7,165

                 Loans due after 1 year with
                   floating interest rates  . . . . . . . . . . . . . . . . . . . . . $1,139

   Accrual of interest is discontinued on a loan when management of the Bank determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful. For the year ended December 31, 1996, the Company had nine loans aggregating $143,000 accounted for on a nonaccrual basis and eight loans aggregating $7,000 were contractually past due 90 days or more as to principal or interest payments.

   At December 31, 1996, there were no loans classified for regulatory purposes as doubtful, substandard or special mention that have not been disclosed above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE

   An analysis of the Bank's loss experience is furnished in the following table for the periods indicated.

                                                               Summary of Loan Loss Experience
                                                               -------------------------------

                                                 December 31, 1996                      December 31, 1995
                                                 -----------------                      -----------------

                                                                       (In thousands)
 Balance, beginning of year                             $1,155                                  $1,394

 Charge-offs:
          Commercial, financial and
          agricultural (primary single
          payment)                                        (143)                                   (283)

 Consumer (primary installment)                           (379)                                   (348)

 Credit cards                                              (31)                                     (7)
                                                        -------                                 -------
                                                          (553)                                   (638)
 Recoveries:
          Commercial, financial and
          agricultural (primary single
          payment)                                          11                                      82

 Consumer (primary installment)                            212                                      75

 Credit cards                                                8                                       2
                                                        ------                                  ------
                                                           231                                     159

 Net loans charge-offs                                     322                                     479

 Provision for loan losses                                  56                                     240
                                                        ------                                  ------

 Balance, end of year                                   $  889                                  $1,155
                                                        ======                                  ======

 Ratio of net charge-offs during the period
    to average loans outstanding during the
    period                                                1.47%                                   2.06%

   At December 31, 1996, the loan loss reserve was allocated as follows:


                                                       Allowance for Loan Losses
                                                       -------------------------

                                                                             Percent of loans
                                                                             in each category
                                                    Amount                     to total loans
                                                    ------                   ----------------

                                                                  (In thousands)
 Commercial, financial and
   agricultural                                       $    66                       22.8%

 Real estate - construction                                66                       12.1

 Real estate - mortgage                                   365                       52.0

 Installment and other loans to individuals                46                       13.1

 Unallocated                                              346                        N/A
                                                      -------                    -------

                 Total                                $   889                        100%
                                                      =======                    =======

LOAN LOSS RESERVE

       In considering the adequacy of the Bank's allowance for possible loan losses, management has focused on the fact that as of December 31, 1996, 23% of outstanding loans are in the category of commercial loans. Commercial loans are generally considered by management as having greater risk than other categories of loans in the Bank's loan portfolio. However, over 98% of these commercial loans at December 31, 1996 were made on a secured basis. Management believes that the secured condition of the preponderant portion of its commercial loan portfolio greatly reduces any risk of loss inherently present in commercial loans.

       The Bank's consumer loan portfolio is also well secured. At December 31, 1996 the majority of the Bank's consumer loans were secured by collateral primarily consisting of automobiles, boats and other personal property. Management believes that these loans involve less risk than other categories of loans.

       Real estate mortgage loans constitute 52% of outstanding loans. Approximately $6.7 million or 61% of this category represents residential real estate mortgages. The remaining portion of this category consists of commercial real estate loans. Risk of loss for these loans is generally higher than residential loans.

       The Bank's Board of Directors monitors the loan portfolio quarterly to enable it to evaluate the adequacy of the allowance for loan losses. The loans are rated and the reserve established base don the assigned rating. The provision for loan losses charged to operating expenses is based on this established reserve. Factors considered by the Board in rating the loans include delinquent loans, underlying collateral value, payment history and local and general economic conditions affecting collectibility.

INVESTMENTS

       As of December 31, 1996, federal funds and investment securities comprised approximately 37% of the Bank's assets, with loans comprising approximately 53% of the Bank's assets. The Bank invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, mortgage backed securities and obligations, other taxable securities and in certain obligations of states and municipalities. The Bank also enters into federal funds transactions with its principal correspondent banks, and primarily acts as a net seller of such funds. The sale of federal funds amounts to a short-term loan from the Bank to another bank.

       The following table presents, for the periods indicated, the estimated fair market value of the Bank's investment securities available for sale. The Bank holds no investment securities to maturity.

                                                                                            December 31,
                                                                                  -----------------------------

                                                                                    1996                1995
                                                                                  ----------         ----------

                                                                                          (In thousands)
                Investment Securities Available for Sale
                ----------------------------------------

                Obligations of U.S. government agencies                            $   7,575           $   4,219

                U.S. Treasury notes                                                      247               2,256

                Mortgage-backed securities                                             2,636               3,073

                State, county and municipal securities                                 2,145               1,441
                                                                                   ---------           ---------
                                Total                                              $  12,603           $  10,989
                                                                                   =========           =========

       The following tables present the contractual maturities and weighted average yields of the Bank's investments:

Investment Securities Available for Sale

                                                                            MATURITIES OF
                                                                        INVESTMENT SECURITIES

                                                                       AFTER ONE     AFTER FIVE
                                                          WITHIN        THROUGH       THROUGH        AFTER
                                                         ONE YEAR     FIVE YEARS     TEN YEARS     TEN YEARS
                                                         --------     ----------     ---------     ---------
 Obligations of U.S. government agencies                 $    --      $  3,120      $  4,455      $     --

 U.S. Treasury notes                                          --           247            --            --

 Mortgage-backed securities                                  582           938            86         1,530

 State, county and municipal securities                      351           397         1,073           324
                                                         -------      --------      --------      --------

         Total investment securities available for sale
                                                         $   933      $  4,202      $  5,614      $  1,854
                                                         =======      ========      ========      ========



                                                                    WEIGHTED AVERAGE
                                                                         YIELDS

                                                               AFTER ONE        AFTER FIVE
                                                WITHIN          THROUGH          THROUGH           AFTER
                                               ONE YEAR        FIVE YEARS       TEN YEARS        TEN YEARS
                                               --------        ----------       ---------        ---------
 Obligations of U.S. government agencies          -               6.45%            6.75%             -

 U.S. Treasury notes                              -               6.80%             -                -

 Mortgage-backed securities                      5.09%            6.80%            8.74%            6.50%

 State, county and municipal securities          3.87%            4.37%            4.69%            4.83%
                                                 -----            -----            -----            -----

             Total weighted average yield        4.63%            6.31%            6.39%            6.21%

  With the exception of the U.S. Treasury notes and U.S. government agencies securities shown above, the Bank did not have investments with a single issuer exceeding, in the aggregate, 10% of the Bank's stockholders' equity.

RETURN ON EQUITY AND ASSETS

  The following table presents certain profitability, return and capital ratios as of the end of the past two fiscal years.

                                                  December 31,
                                                  ------------
Ratio                                        1996                     1995
-----                                        ----                     ----
Return on Assets                              0.83%                   0.39%
Return on Equity                              4.68%                   2.24%
Dividend Payout                              19.69%                  41.15%
Equity on Assets                             18.76%                  16.24%


ASSET/LIABILITY MANAGEMENT

  It is the objective of the Bank to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan investment, borrowing and capital policies. An assets and liabilities management committee is responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of the Bank seeks to invest the largest portion of the Bank's assets in commercial, consumer and real estate loans.

  The Bank's asset/liability mix is monitored on a daily basis with a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the Bank's Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Bank's earnings.

CORRESPONDENT BANKING

  Correspondent banking involves the provision of services by one bank to another bank which cannot provide that service for itself from an economic or practical standpoint. The Bank is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, over line and liquidity loan participations and sales of loans to or participations with correspondent banks.

  The Bank sells loan participations to correspondent banks. Management of the Bank has established correspondent relationships with The Bankers Bank and SunTrust Bank. As compensation for services provided by a correspondent, the Bank maintains certain balances with such correspondent in non-interest bearing accounts.

DATA PROCESSING

  The Bank has entered into a data processing servicing agreement with ProVesa, Inc. This servicing agreement provides for the Bank to receive a full range of data processing services, including an automated general ledger, deposit accounting, commercial, real estate and installment lending data processing, central information file and ATM processing.

FACILITIES

  The Bank's main office is located at 110 East Hill Street in Thomson, Georgia. The property consists of a two-story building with approximately 6,000 square feet of usable space on the first floor and approximately 2,800 square feet of unfinished space on the second floor designated for future expansion. The building is constructed on 3.4 acres of land owned by the Bank. In addition, the Branch Office, which is located at 1043 Washington Road, in Thomson, Georgia, is approximately two miles north of the Bank's main office. The Branch Office is approximately 2,600 square feet in size and is located on
1.25 acres of land.

EMPLOYEES

  The Bank employs 21 persons on a full-time or part-time basis, including four officers. The Bank will hire additional persons as needed on a full-time or part-time basis, including additional tellers and customer service representatives.

MONETARY POLICIES

  The results of operations of the Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.

SUPERVISION AND REGULATION

  The Bank operates in a highly regulated environment, and its business activities are governed by statute, regulation and administrative policies. As a state-chartered bank, the business activities of the Bank is closely supervised by the Georgia Banking Department and the FDIC.

  Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 29, 1995, such that the Company and any other bank holding company located in Georgia is able to acquire a bank located in any other state, and a bank holding company located outside Georgia can acquire any Georgia-based bank, in either case, subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act, the

State of Georgia has recently adopted an interstate banking statute that, beginning on June 1, 1997, removes the existing restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions.

         With respect to expansion, banks situated in the State of Georgia are generally prohibited from establishing branch offices or facilities outside of the county in which such main office is located, except (i) in adjacent counties in certain situations, or (ii) by means of a merger or consolidation with a bank which has been in existence for at least five years. In addition, in the case of a merger or consolidation, the acquiring bank must have been in existence for at least 24 months prior to the merger. The Georgia Legislature recently adopted legislation which reduces the limitations imposed on banks situated in the State of Georgia to establish branch offices. Under the new legislation, as of July 1, 1996 and until July 1, 1998, a Georgia bank may establish up to three new or additional branch banks, de novo, in any county within the State of Georgia in addition to establishing branch offices or facilities in adjacent counties by merger or consolidation (in certain conditions). Beginning on July 1, 1998, a bank located in the State of Georgia will be permitted to establish new or additional branch banks anywhere in the state by relocation of the parent bank or another branch bank, or by merger, consolidation, or purchase of assets and assumption of liabilities involving another parent bank or branch bank.

         On July 1, 1995, the State of Georgia enacted an interstate banking statute which authorizes bank holding companies located throughout the United States to acquire banks and bank holding companies located in Georgia under certain conditions. Such legislation has had the effect of increasing competition among financial institutions in the Bank's market area and in the State of Georgia generally.

         As a state-chartered bank, most of the Bank's operations are regulated and examined by the Georgia Banking Department and the FDIC, including reserves for loan losses and other contingencies, loans, investments, borrowings, deposits, mergers, issuances of securities, payments of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, consolidation or corporate reorganization, and maintenance of books and records. The Bank is required by the Georgia Banking Department to prepare reports on its financial condition and to conduct an annual external audit of its financial affairs, in compliance with minimum standards and procedures prescribed by the Georgia Banking Department. Reports of the Bank's auditors must be filed with the Georgia Banking Department within 15 days after the Bank's receipt of any such report. The Bank is also subject to the Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit.

         The Bank files reports of condition and income quarterly with the FDIC. As a member of the FDIC, the Bank must pay an assessment semi-annually based on its deposit levels. The Bank is also required to comply with the reporting, insider-trading, and disclosure requirements of the Federal Securities Exchange Act of 1934, as amended.

         The Bank's loan operations are subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, color, religion or other prohibited factors in extending credit, the Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank are also subject to the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         The Bank is also subject to the provision of the Community Reinvestment Act of 1977, which requires the appropriate federal regulator, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the bank, including low-and moderate-income neighborhoods. The FDIC's assessment of a bank's record is made available to the public. Further, such assessment is required of any bank that has applied, among other things, to establish a new branch office that will accept deposits, to relocate an existing office, or to merge or consolidate with, or require the assets of or assume the liabilities of, a federally-regulated financial institution.

         The Bank is subject to regulatory capital requirements imposed by the FDIC. In 1989, the FDIC issued new risk-based capital guidelines for banks which make regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines of the FDIC apply directly to state-chartered banks which are not members of the Federal Reserve System and whose deposits are insured by the FDIC regardless of whether they are a subsidiary of a bank holding company.
The FDIC's requirements provide that banking organizations must have capital (as defined in the rules) equivalent to 8% of weighted risk assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets. As of December 31, 1996, the Bank's risk-based capital ratio was 29.7% and its leverage ratio was 17.14%. These ratios are well above the minimum standards.

         The FDIC has also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under the FDIC's rule, banking institutions are required to maintain a ratio of 3% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common stockholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries.

         Both the risk-based capital guidelines and the leverage ratios are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, excellent asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations, rated composite 1 under the CAMEL rating system for banks. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

         The FDIC recently adopted final regulations revising its risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the new regulations, when evaluating a bank's capital adequacy, the FDIC's capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. Concurrently, the FDIC has proposed a measurement process to identify banks that have high interest rate risk exposures. Under the proposed measurement process, the FDIC would employ a supervisory model that focuses on the sensitivity of a bank's economic value to changes in interest rate risk as well as various other quantitative factors to determine the adequacy of an individual bank's capital for interest rate risk. After gaining experience with the proposed supervisory measurement and assessment process, the FDIC intends to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Act"), enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the Act does not change any of the minimum capital requirements, it directs each of the federal banking agencies to issue regulations putting the monitoring plan into effect. The Act creates five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the Act and which will be used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions. Further, these institutions will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

         As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

         The Act also provides that banks have to meet increased safety and soundness standards. In order to comply with the Act, the FDIC has adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, fees and benefits.

         Both the capital standards and the safety and soundness standards which the Act seeks to implement are designed to bolster and protect the deposit insurance fund.

         In response to the directive issued under the Act, the FDIC adopted regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the Act. The following table reflects the proposed capital thresholds:

                                        Total Risk -            Tier 1 Risk -             Tier 1
                                        Based Capital           Based Capital            Leverage
                                            Ratio                   Ratio                  Ratio
                                     -------------------     -------------------        -----------
 Well capitalized(1)                        10%                       6%                    5%
 Adequately Capitalized(1)                   8%                       4%                    4%(2)
 Undercapitalized(4)                       < 8%                     < 4%                  < 4%(3)
 Significantly Undercapitalized(4)         < 6%                     < 3%                  < 3%
 Critically Undercapitalized                 -                       -                    < 2%(5)
                                                                                          -

----------------------------

(1)  An institution must meet all three minimums.
(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) <3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(4) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(5)  Ratio of tangible equity to total assets.

         The scope of regulation and permissible activities of the Bank is subject to change by future federal and state legislation.

RECENT DEVELOPMENTS

         On January 31, 1997, the Bank organized and incorporated Pinnacle Bancshares, Inc. (the "Company"), a business corporation under the laws of the State of Georgia. The purpose of the Company is to facilitate the reorganization of the Bank into a bank holding company structure (the "Reorganization"). Accordingly, the Bank has entered into a Plan of Reorganization and Agreement to Merge (the "Plan") with the Company whereby the Bank will become a wholly-owned subsidiary of the Company as long as the following conditions are met: (i) the approval by the shareholders of the Bank as required by law and subject to certain other conditions as set forth in the Plan and (ii) the receipt of any required regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, the FDIC and the Georgia Banking Department. The Reorganization will be consummated as soon as practicable after each of the preceding conditions has been satisfied.

ITEM 2.  DESCRIPTION OF PROPERTY.

         The Bank's main office is located at 110 East Hill Street in Thomson, Georgia. The property consists of a two-story building with approximately 6,000 square feet of usable space on the first floor and approximately 2,800 square feet of unfinished space on the second floor designated for future expansion. The building is constructed on 3.4 acres of land owned by the Bank. In addition, the Branch Office, which is located at 1043 Washington Road, in Thomson, Georgia, is approximately two miles north of the Bank's main office. The Branch Office is approximately 2,600 square feet in size and is located on
1.25 acres of land owned by the Bank.

ITEM 3.  LEGAL PROCEEDINGS.

         There are no material pending legal proceedings to which the Bank is a party or of which any of its properties are subject; nor are there material proceedings known to the Bank to be contemplated by any governmental authority; nor are there material proceedings known to the Bank, pending or contemplated, in which any director, officer or affiliate or any principal security holder of the Bank, or any associate of any of the foregoing is a party or has an interest adverse to the Bank.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         No matter was submitted during the fourth quarter ended December 31, 1996 to a vote of security holders of the Bank.

                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    A.   MARKET INFORMATION

         During the period covered by this report and to date, there has been no established public trading market for the Bank's common stock.

    B.   HOLDERS OF COMMON STOCK

         As of March 24, 1997, the number of holders of record of the Bank's common stock was 658.

    C.   DIVIDENDS

         The Bank paid a cash dividend of $.10 per share on its common stock on April 2, 1996 to shareholders of record as of February 15, 1996. In addition, the Bank paid a special cash dividend of $.10 per share on its common stock on January 21, 1997 to shareholders of record as of January 8, 1997. The Bank will be paying another cash dividend of $.10 per share on its common stock on April 7, 1997 to shareholders of record as of March 12, 1997.

ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

         The following discussion should be read in conjunction with the "Business" and "Financial Statements" sections included elsewhere in this Report.

RESULTS OF OPERATIONS

1996 Compared to 1995

         For year ending December 31, 1996 assets declined but earnings improved. Total assets decreased by 10.4% from $42,450,000 in 1995 to $38,027,000 in 1996. This decrease is exaggerated, however, because of a significant temporary increase in public funds balances at year-end 1995. It should be noted that average total assets decreased by only $987,000, from $39,945,000 in 1995 to $38,958,000 in 1996. Net loans actually increased very slightly, from $19,942,000 in 1995, to $20,116,000 in 1996 due to a reduction in loan loss reserves from $1,142,000 to $889,000 for the same period. The reduction in the loan loss reserve was due primarily to a significantly reduced loan loss provision for 1996 of $56,000 compared to $240,000 in 1995. Net charge-offs for 1996 were $309,000 compared to $547,000 in 1995, a decrease of $238,000, or 43%. In spite of this reduction in the reserve balance, the Bank continues to maintain a loan loss reserve ratio of 4.23% to total loans.

         Deposits decreased for the same period by $4,655,000 or 13.2%, from $35,320,000 in 1995 to $30,655,000 in 1996. The majority of the decrease was attributable to a reduction in public funds, which changed by $3,522,000, from $4,011,000 in 1995 to $489,000 in 1996. The Bank's investment portfolio increased $1,607,000, or 14.6%, from $10,989,000 in 1995 to $12,596,000 in
1996. This increase, however, was off-set by a decrease in federal funds sold from $5,950,000 in 1995 to $1,420,000 in 1996.

         A further softening of loan demand is reflected in the Bank's loan to deposit ratio of 68.8% for 1996, compared to 70.7% in 1995 which contributed to a decrease in net interest income of $115,000 from 1995 to 1996. However, this decrease was more than compensated for by the $184,000 reduction in the Bank's loan loss provision. While non-interest income was the same for both periods, non-interest expense decreased by $130,000 from $1,577,000 for 1995 to $1,447,000 for 1996. This decrease was the result of a reduction in personnel expenses and other overhead expenses. Consequently, net income increased $171,000, or 111%, from $154,000 in 1995 to $325,000 in 1996.

         In February 1995, the Bank was informed by the Georgia Banking Department and the FDIC that its operations were unsatisfactory in certain respects in that the Bank was experiencing weak credit administration and lending practices, inadequate allocation for loan losses and high classified assets coupled with poor earnings. Consequently, on March 10, 1995, the Bank entered into a Memorandum of Understanding with the Georgia Banking Department and the FDIC. To correct these problems, the Bank has recently recruited a new Senior Loan Officer with 25 years of banking experience who will assist in increasing the credit underwriting standards of the Bank and reducing the level of classified assets. In addition, the Bank currently employs a loan review consultant who aids the Bank in identifying and monitoring problem loans.
While increased underwriting standards and regular review and monitoring are subject to uncertainties that cannot be predicted, such expanded efforts have benefited the Bank significantly. Moreover, as a result of these and other corrective measures, the level of the Bank's classified assets has decreased, the Bank's earnings have increased and, on November 19, 1996, the Memorandum of Understanding with the Georgia Banking Department and the FDIC was terminated.

1995 Compared to 1994

         As the Bank corrected a number of loan quality problems that had developed in 1994, the year ending December 31, 1995 was a year of recovery. Interest income increased slightly from $3,185,000 in 1994 to $3,195,000 in 1995, however, interest expense increased 20.9%, from $1,167,000 to $1,411,000. As interest rates increased during the first quarter of 1995, there was a substantial shift from savings accounts to higher yielding certificates of deposits. Additionally, soft loan demand caused the average loan-to-deposit ratio to decline from a ratio of 74.61% in 1994 to 70.73% in 1995. As a consequence, the Bank's net interest margin decreased from 5.24% to 4.80%.

         Non-interest income was down 15.8%, largely due to reduced loan fees, while non-interest expense was up 10.4% due in part to additional costs associated with loan collection efforts, other real estate owned, and some extraordinary items. In 1994, a non-refundable deposit in the amount of $10,000 was made for a possible branch site. When this additional branch did not materialize, the deposit was expensed during the first quarter of 1995. During the third quarter of 1995, management elected to sell a $1,000,000 government bond which had certain undesirable features. The sale of the bond resulted in a loss of $31,595. Although significant, this action resulted in a lost yield of only 3.2% and greatly enhanced the quality and long term yield of the overall investment portfolio.

         The loan loss provision for 1995 was $240,000 compared to $1,727,000 for 1994, resulting in a net profit of $154,000 for 1995 compared to a loss of $508,000 for 1994. The resulting loan-loss-reserve balance of $1,210,000 for 1995 was 5.7% of outstanding loans, which equaled the 1994 ratio.

LIQUIDITY AND INTEREST RATE SENSITIVITY

         Deposit levels and the associated timing and quantity of funds flowing into and out of a bank inherently involve a degree of uncertainty. In order to insure that a bank is capable of meeting depositors' demands for funds, the bank must maintain adequate liquidity. Liquid assets consisting primarily of cash and deposits due from other banks, federal funds sold and investment securities maturing within one year provide the source of such funds. Insufficient liquidity may force a bank to engage in emergency measures to secure necessary funding. Because such measures may be quite costly, earnings will also suffer if excess liquidity is maintained. The Bank monitors its liquidity on a monthly basis and seeks to maintain it at an optimal level.

         As of year-end 1996, the Bank's liquidity ratio was 46.43% as compared to 44.05% at year-end 1995. In addition to the liquid assets described above, the Bank has a reserve funding source in the form of federal funds lines of credit with The Bankers Bank and SunTrust Bank. Management is not aware of any demands, commitments or uncertainties which could materially affect the Bank's liquidity position. However, should an unforeseen demand for funds arise, the Bank held readily marketable investment securities on December 31, 1996 with a market value of $12.5 million in its available-for-sale portfolio which would provide an additional source of liquidity.

         Gap management is a conservative asset/liability strategy designed to maximize earnings over a complete interest rate cycle while reducing or minimizing the Bank's exposure to interest rate risk.

Various assets and liabilities are termed to be "rate sensitive" when the interest rate can be replaced. By definition, the "gap" is the difference between rate sensitive assets and rate sensitive liabilities in a given time horizon. At year-end, the Bank was slightly asset sensitive through six months, and through one year as well. As it appears that interest rates may be more likely to rise than to fall, the Bank will be in a position to increase the net interest margin slightly.

         The following is an analysis of rate sensitive assets and liabilities as of December 31, 1996 (in thousands):

                                                                                          5 yrs
                                                   0-3 mos.    3-12 mos.     1.5 yrs.     or more      Total
                                                   --------    ---------     --------     -------      -----
 Taxable securities  . . . . . . . . . . . . .     $     --    $     582     $  3,798    $  6,071     $10,451
 Tax-exempt securities . . . . . . . . . . . .          100          251          397       1,397       2,145
 Federal funds sold  . . . . . . . . . . . . .        1,420           --           --          --       1,420
 Interest-bearing deposits in banks  . . . . .           --           --           --         100         100
 Loans . . . . . . . . . . . . . . . . . . . .        9,642        4,191        7,159          16      21,008
          Total rate sensitive assets  . . . .       11,162        5,024       11,354       7,584      35,124
 NOW and money market deposits . . . . . . . .        2,355        4,782           --          --       7,137
 Savings deposits  . . . . . . . . . . . . . .          662        1,345           --          --       2,007
 Time deposits . . . . . . . . . . . . . . . .        5,696        8,745        3,974          --      18,415
          Total rate sensitive
              liabilities  . . . . . . . . . .        8,713       14,872        3,974          --      27,559
 Excess of rate sensitive assets less
   rate sensitive liabilities  . . . . . . . .        2,449       (9,848)       7,380       7,584       7,565
 Ratio of rate sensitive liabilities . . . . .          128%          34%         286%        N/A         127%
 Cumulative gap  . . . . . . . . . . . . . . .     $  2,449    $  (7,399)    $    (19)   $  7,565         N/A

CAPITAL RESOURCES

         The equity capital of the Bank totaled $7,133,000 at the end of 1996. This represented an increase of $196,000 from December 31, 1995, when equity totaled $6,937,000. The increase in equity capital was attributable to net income of $325,000 and an increase in unrealized gains on available-for-sale securities of $65,000. Under Statement of Financial Accounting Standard ("SFAS") No. 115, the Bank is required to recognize gains or losses in the available-for-sale portion of the bond portfolio by making adjustments to the equity capital account. Finally, equity capital was reduced by $64,000 from the payment of a $0.10 per share cash dividend during the first quarter of 1996. As of December 31, 1996, shareholders' equity is a very strong 18.8% of total assets, compared to 16.3% for 1995.

         Management believes that the Bank's capitalization is adequate to sustain growth which is anticipated for 1997. The following table sets forth the applicable required capital ratios for the Company and the Bank and the actual capital ratios for both entities as of December 31, 1996:

                                         Leverage Ratio          Tier 1 Capital           Risk-Based Capital
                                      --------------------   ----------------------     ----------------------
                                      Regulatory             Regulatory                 Regulatory      Actual
                                      Minimum       Actual   Minimum         Actual     Minimum
                                      -----------------------------------------------------------------------
 Bank  . . . . . . . . . . . . . .      3.0%        17.52%      4.0%         30.83%     8.0%            32.11%

         There are no commitments of capital resources known to management which would have a material impact on the Bank's capital position.

ITEM 7.  FINANCIAL STATEMENTS.

         The following financial statements are filed with this report:

         Independent Certified Public Accounts' Report

         Statements of Financial Condition as of December 31, 1996 and 1995

         Statement of Income (Loss) for the years ended
                 December 31, 1996, 1995 and 1994

         Statements of Stockholders' Equity for
                 the years ended December 31, 1996, 1995 and 1994

         Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994

         Notes to Financial Statements

                    [CHERRY BEKAERTA & HOLLAND LETTERHEAD]


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
McDUFFIE BANK & TRUST
Thomson, Georgia

We have audited the accompanying statements of financial condition of MCDUFFIE BANK & TRUST as of December 31, 1996 and 1995, and the related statements of income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McDuffie Bank & Trust as of December 31, 1996 and 1995, and the results of its operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                       Cherry, Bekaert & Holland, L.L.P.

Augusta, Georgia
February 7, 1997

                             McDUFFIE BANK & TRUST

                       Statements of Financial Condition

                           December 31, 1996 and 1995
                            (dollars in thousands)


                                     ASSETS


                                                             1996          1995
                                                             ----          ----
Cash and due from banks                                   $  1,088       $  2,640
Federal funds sold                                           1,420          5,950
Interest-bearing deposits in banks                             100            198
Securities available for sale                               12,603         10,989
Loans, net of allowance for loan losses                     20,116         19,942
Bank premises and fixed assets                               1,440          1,541
Accrued interest receivable                                    409            393
Foreclosed real estate, net of allowance                       516            417
Deferred tax benefit                                           286            306
Other assets                                                    48             74
                                                          --------       --------
  TOTAL ASSETS                                            $ 38,026       $ 42,450
                                                          ========       ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Non-interest bearing                                   $  3,096       $  2,804
   Interest-bearing:
     NOW accounts                                            4,959          8,493
     Savings                                                 2,007          1,712
     Money market accounts                                   2,178          2,755
     Time deposits of $100,000, and over                     4,746          4,790
     Other time deposits                                    13,669         14,766
                                                          --------       --------
        Total deposits                                      30,655         35,320
Accrued expenses and other liabilities                         239            193
                                                          --------       --------
        Total liabilities                                   30,894         35,513
                                                          ========       ========

Commitments and contingent liabilities

Stockholders' equity:
     Common stock, par value $5.00; 10,000,000
     shares authorized; 635,380 shares issued
     and outstanding                                         3,177          3,177
     Additional paid-in capital                              3,178          3,178
     Retained earnings                                         801            540
     Unrealized gain (loss) on securities available
        for sale, net of tax                                   (24)            42
                                                          --------       --------
Total stockholders' equity                                   7,132          6,937
                                                          --------       --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 38,026       $ 42,450
                                                          ========       ========


See notes to financial statements.

                             McDUFFIE BANK & TRUST

                          Statements of Income (Loss)

                  Years Ended December 31, 1996, 1995 and 1994
                (dollars in thousands, except per share amounts)



                                                             1996       1995         1994
                                                             ----       ----         ----
INTEREST INCOME

  Interest and fees on loans                                $ 2,178    $ 2,351      $ 2,463
  Interest on taxable securities                                677        630          554
  Interest on nontaxable securities                              95         42           35
  Interest on Federal funds sold                                 87        145           66
  Interest on deposits in other bank                             16         26           67
                                                            -------    -------      -------
      TOTAL INTEREST INCOME                                   3,053      3,194        3,185
                                                            -------    -------      -------
INTEREST EXPENSE
  Interest on time deposits of $100,000, or more                310        278          156
  Interest on other deposits                                  1,074      1,130        1,009
  Interest on federal funds purchased                             1          3            2
                                                            -------    -------      -------
      TOTAL INTEREST EXPENSE                                  1,385      1,411        1,167
                                                            -------    -------      -------

      NET INTEREST INCOME                                     1,668      1,783        2,018

PROVISION FOR LOAN LOSSES                                        56        240        1,727
                                                            -------    -------      -------
      NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES                                         1,612      1,543          291
                                                            -------    -------      -------

NONINTEREST INCOME
  Service charges on deposits                                   239        234          247
  Other income                                                   52         57           63
  Net realized gain (loss), sales of available for sale
    securities                                                    1        (30)           -
                                                            -------    -------      -------
                                                                292        261          310
                                                            -------    -------      -------
NONINTEREST EXPENSE
  Salaries and employee benefits                                714        769          740
  Occupancy expenses                                            231        218          200
  Other expenses                                                502        590          489
                                                            -------    -------      -------
                                                              1,447      1,577        1,429
                                                            -------    -------      -------

INCOME (LOSS) BEFORE INCOME TAXES                               457        227         (828)

INCOME TAX EXPENSE (BENEFIT)                                    132         73         (320)
                                                            -------    -------      -------
      NET INCOME (LOSS)                                     $   325    $   154      $  (508)
                                                            =======    =======      =======
NET INCOME (LOSS) PER SHARE OF COMMON STOCK                 $  0.51    $  0.24      $ (0.78)
                                                            =======    =======      =======

See notes to financial statements.

                             McDUFFIE BANK & TRUST

                       Statements of Stockholders' Equity

                  Years Ended December 31, 1996, 1995 and 1994
                            (dollars in thousands)





                                                                                        Unrealized
                                                                                       Gain (Loss) on
                                                                                         Securities
                                               Common Stock       Additional            Available for       Total
                                            --------------------   Paid-in    Retained   Sale, Net of    Stockholders'
                                            Shares     Par Value   Capital    Earnings  Deferred Taxes     Equity
                                            ------     ---------  --------    --------  --------------    ------------


BALANCE, DECEMBER 31, 1993                  635,380     $ 3,177    $ 3,178    $ 1,021      $  --             $ 7,376

      Net loss                                 --          --         --         (508)        --                (508)

      Net change in unrealized
      (loss) on securities available
      for sale, net of taxes                   --          --         --         --           (253)             (253)

      Cash dividend of $.10 per
      share -                                  _           --         --          (64)        --                 (64)
                                            -------     -------    -------    -------      -------           -------

      BALANCE, DECEMBER 31, 1994            635,380       3,177      3,178        449         (253)            6,551

      Net income                               --          --         --          154         --                 154

      Net change in unrealized (loss)
      on securities available for sale,
      net of taxes                             --          --         --         --            295               295

      Cash dividend of $.10 per
      share                                    --          --         --          (63)        --                 (63)

      BALANCE, DECEMBER 31, 1995            635,380       3,177      3,178        540           42             6,937

      Net income                               --          --         --          325         --                 325

      Change in unrealized gain
      (loss) on securities available
      for sale, net of deferred taxes          --          --         --         --            (66)              (66)

      Cash dividend of $.10
      per share                                --          --         --          (64)        --                 (64)
                                            -------     -------    -------    -------      -------           -------
      BALANCE, DECEMBER 31, 1996            635,380     $ 3,177    $ 3,178    $   801      $   (24)          $ 7,132
                                            =======     =======    =======    =======      =======           =======

See notes to financial statements

                             McDUFFIE BANK & TRUST

                            Statements of Cash Flows

                  Years Ended December 31, 1996, 1995 and 1994
                             (dollars in thousands)



                                                                 1996         1995         1994
                                                                 ----         ----         ----

CASH FLOWS FROM OPERATING ACTIVITIES

 Net income (loss)                                            $   325       $  154      $  (508)
 Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:

 Depreciation and amortization                                    151          119          120
 Provision for loan losses                                         56          240        1,727
 Net realized loss on available for sale securities                -            30
 Deferred income tax                                               60           73         (471)
 Adjustment to foreclosed real estate                              48           36           -
 Other gains and losses, nets                                       2            7           (3)
 Net decrease (increase) in accrued interest receivable           (16)          52         (109)
 Net decrease (increase) in other assets                           26          106         (326)
 Net (decrease) increase in other liabilities                      46           32          (44)
                                                              -------      -------      -------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                       698          849          386
                                                              -------      -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES
 Net decrease in interest-bearing deposits with banks              98          492        1,232
 Net (increase) decrease in federal funds sold                  4,530       (5,010)       3,123
 Net (increase) decrease in loans, net                           (446)       3,632       (2,546)
 Purchases of available for sale securities                    (5,360)      (4,122)          -
 Proceeds from sales of available for sale securities             248        1,510           -
 Proceeds from maturities of available for sale securities      3,382        2,625           -
 Net decrease in securities to be held-to-maturity                 -           -          4,568
 Net (increase) in securities available for sale                   -           -         (6,703)
 Proceeds from sale of land                                        -           -             44
 Proceeds from sale of foreclosed real estate                      67          -             -
 Net purchases of premises and equipment                          (40)         (30)          89
                                                              -------      -------       -------
  NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES           2,479         (903)        (371)
                                                              -------      -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in deposits                           (4,665)       1,603          (68)
 Dividends paid                                                   (64)         (63)         (64)
                                                              -------       ------      -------
  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES          (4,729)       1,540         (132)
                                                              -------       ------      -------

  NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS           (1,552)       1,486         (117)

CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                    2,640        1,154        1,271
                                                              -------       ------      -------

CASH AND DUE FROM BANKS AT END OF YEAR                        $ 1,088       $2,640      $ 1,154
                                                              =======       ======      =======

See notes to financial statements.

                             McDUFFIE BANK & TRUST

                         Notes to Financial Statements
                           December 31, 1996 and 1995
                             (dollars in thousands)

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

McDuffie Bank & Trust (the "Bank") is located in Thomson, Georgia. Most of the Bank's loans and loan commitments have been granted to customers in the Thomson, Georgia and McDuffie County area. Many of the Bank's loan customers are also depositors of the Bank.

The Bank is subject to the regulations of Federal and state banking agencies and is periodically examined by them.

SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the banking industry.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND DUE FROM BANKS - For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). The Bank maintains due-from accounts with banks primarily located in Georgia. Balances generally exceed insured amounts.

INVESTMENT SECURITIES - The Bank's investments in securities are classified and accounted for as follows:

     Securities available for sale - Securities classified as available for sale are identified when acquired as being available for sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported at a net amount as a separate component of stockholders' equity.

     Securities to be held to maturity - Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

The Bank has not classified any securities as trading.

                             McDUFFIE BANK & TRUST

                           December 31, 1996 and 1995
                             (dollars in thousands)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Gains and losses on the sale of available for sale securities are determined using the specific-identification method.

LOANS AND RESERVE FOR LOAN LOSSES - Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans which is recognized as income over the term of the loan using a method that approximates a level yield.

Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest income becomes doubtful. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of certain specific loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

FORECLOSED REAL ESTATE - Foreclosed real estate represents properties acquired through foreclosure or other proceedings. The property is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. Foreclosed real estate is reported net of allowance for losses in the Bank's financial statements.

BANK PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation, computed by straight-line and declining balance methods over the estimated useful lives of the assets.

                             McDUFFIE BANK & TRUST

                           December 31, 1996 and 1995
                             (dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES - Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

EARNINGS PER SHARE - Earnings per share are calculated on the basis of the weighted average number of shares outstanding. Fully diluted earnings per share are not presented because stock options are not materially dilutive (1996) or are antidilutive (1995 and 1994).

FAIR VALUE OF FINANCIAL INSTRUMENTS - The financial statements include disclosure of fair value information about the Bank's financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented are not intended to and do not represent the underlying value of the Bank.

The following methods and assumptions are used by the Bank in estimating fair values of financial instruments:

     Cash and due from banks, Federal funds sold and interest bearing deposits in banks - Due to the short-term nature of these instruments, their estimated fair value approximates their carrying amounts.

     Available-for-sale and held-to-maturity securities - Estimated fair values are based on quoted market prices when available. Where quoted market prices are not available, quoted market prices of comparable instruments or discounted cash flow methods are used to estimate fair value.

Loans - Fair values for loans are estimated by discounted cash flows using interest rates currently being offered by the Bank for loans with similar terms and similar credit quality.

Deposit liabilities - Due to the short-term nature of demand and savings accounts, the estimated fair value of these instruments approximates their carrying amounts. Fair values for certificates of deposit are estimated by discounted cash flows using interest rates currently being offered by the Bank on certificates.

                             McDUFFIE BANK & TRUST

                           December 31,1996 and 1995
                             (dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments are the fees charged to enter into such agreements. These commitments do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that such instruments do not have a distinguishable fair value and no fair value has been assigned to these instruments.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair values of securities owned as of December 31, are shown below:



                                                                                  1996
                                                           ---------------------------------------------------
                                                                              Gross         Gross
                                                             Amortized     Unrealized    Unrealized    Market
                                                               Cost           Gains         Losses     Value
                                                           -------------   ------------   ---------   --------
Available-for-sale securities:
 U.S. Government and agency securities                        $ 7,840           $33        $ (51)     $ 7,822
 State, county and municipal securities                         2,133            16           (4)       2,145
 Mortgage-backed securities                                     2,668            22          (54)       2,636
                                                              -------           ---        -----      -------
                                                              $12,641           $71        $(109)     $12,603
                                                              =======           ===        =====      =======


                                                                                   1995
                                                             --------------------------------------------
                                                                          Gross        Gross
                                                             Amortized  Unrealized   Unrealized   Market
                                                                Cost      Gains        Losses     Value
                                                             ---------  ----------   ----------  --------
Available-for-sale securities:
 U.S. Government and agency securities                         $ 6,426       $49        $  -      $ 6,475
 State, county and municipal securities                          1,432        14          (5)       1,441
 Mortgage-backed securities                                      3,064        22         (13)       3,073
                                                               -------       ---        ----      -------
                                                               $10,922       $85        $(18)     $10,989
                                                               =======       ===        ====      =======

The amortized cost and fair value of securities as of December 31, 1996, by contractual maturity are shown below. Actual maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                             McDUFFIE BANK & TRUST

                           December 31,1996 and 1995
                            (dollars in thousands)


NOTE 2 - INVESTMENT SECURITIES (CONTINUED)     Securities
                                            Available-for-Sale
                                          ---------------------
                                            Amortized     Fair
                                              Cost        Value
                                          -----------  --------
One year or less                          $   350      $   351
After one year through five years           3,759        3,764
After five years through ten years          5,544        5,528
After ten years                               320          324
Mortgage-backed securities                  2,668        2,636
                                          -------      -------

                                          $12,641      $12,603
                                          =======      =======


Securities with a carrying amount of approximately $6.5 million and $5.7 million at December 31, 1996, and 1995, respectively, were pledged to secure public deposits and for other purposes.

Net realized gains (losses) on sales of securities available for sale were:

                                         1996           $ 1
                                         1995           (30)
                                         1994            -


The composition of interest income is summarized as follows:



                                         1996           1995         1994
                                         ----           ----         ----

U.S. government and agency securities     $677          $630         $554
State, county and municipal securities      95            42           35

NOTE 3 - LOANS

The composition of loans is summarized as follows:


                                               December 31
                                        ---------------------
                                          1996         1995
                                        ---------    --------
Commercial and industrial              $ 3,865       $  7,730
Real estate - construction               2,547          1,551
Real estate - mortgage                  10,917          8,559
Consumer                                 2,807          3,265
Federal funds sold, term                   872            -
                                       -------       --------
                                        21,008         21,105
Unearned income                             (3)            (8)
                                       -------       --------
                                        21,005         21,097
Allowance for loan losses                 (889)        (1,155)
                                       -------       --------
  Loans, net                           $20,116       $ 19,942
                                       =======       ========

                             McDUFFIE BANK & TRUST

                           December 31, 1996 and 1995
                             (dollars in thousands)

NOTE 3 - LOANS (CONTINUED)

Changes in the allowance for loan losses were as follows:



                                                           December 31
                                                   --------------------------
                                                    1996      1995     1994
                                                   --------------------------

Balance, beginning of year                         $1,155    $1,394    $  416
Provision charged to operations                        56       240     1,727
Recoveries                                            231       159        59
Loans charged off                                    (553)     (638)     (808)
                                                   ------    ------    ------
Balance, end of year                               $  889    $1,155    $1,394
                                                   ======    ======    ======


Loans for which the accrual of interest had been discontinued or reduced amounted to approximately $140 thousand and $170 thousand at December 31, 1996, and 1995, respectively. There was no significant reduction in interest income associated with nonaccrual and renegotiated loans.

At December 31, 1996, executive officers and directors, and companies in which they have a beneficial ownership, were indebted to the Bank in the aggregate amount of $408 thousand. The interest rates on these loans were substantially the same as rates prevailing at the time of the transactions, and repayment terms are customary for the type of loan involved. Following is a summary of transactions for 1996 and 1995:

                                                     1996      1995
                                                     ----      ----
Balance, beginning of year                           $573      $690
   Advances                                           108       168
   Repayments                                         273       285
                                                     ----      ----
Balance, end of year                                 $408      $573
                                                     ====      ====

NOTE 4 - FORECLOSED REAL ESTATE

A summary of foreclosed real estate is as follows:

                                                           December 31
                                                     ------------------------
                                                     1996      1995      1994
                                                     ----      ----      ----
Carrying amount of property                          $613      $464      $264

Less, valuation allowance                              97        47         -
                                                     ----      ----      ----
                                                     $516      $417      $264
                                                     ====      ====      ====

                             McDUFFIE BANK & TRUST

                           December 31, 1996 and 1995
                             (dollars in thousands)

NOTE 5 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment consists of the following:


                                                      December 31
                                                    --------------
                                                    1996      1995
                                                    ----      ----
      Land                                         $  475    $  475
      Building and improvements                     1,248     1,248
      Equipment, furniture & fixtures                 750       710
                                                   ------    ------
                                                    2,473     2,433
      Accumulated depreciation                     (1,033)     (892)
                                                   ------    ------

      Premises and equipment, net                  $1,440    $1,541
                                                   ======    ======


NOTE 6 - DEPOSITS

At December 31, 1996, the scheduled maturities of time-deposit liabilities were as follows:

      1997                                        $14,441
      1998                                          1,671
      1999                                          2,126
      2000                                            147
      2001 and thereafter                              30
                                                  -------
                                                  $18,415
                                                  =======


NOTE 7 - EMPLOYEE BENEFIT PLAN

The Bank has a 401(K) salary-deferred plan covering substantially all employees. At the discretion of the Bank's Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees. Matching amounts are funded by the Bank as accrued. Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank's matching contribution for the three years ended December 31, 1996, was approximately $10 thousand per year.

NOTE 8 - STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

Banking regulations limit the amount of dividends the Bank may pay to stockholders without prior approval of the Bank's regulatory agencies. Approximately $160 thousand is available to be paid as dividends at December 31, 1996, without prior regulatory approval.

                             McDUFFIE BANK & TRUST

                           December 31, 1996 and 1995
                             (dollars in thousands)


NOTE 8 - STOCKHOLDERS' EQUITY AND REGULATORY MATTERS (CONTINUED)

In 1995 regulatory agencies required the Bank to enter into a Memorandum of Understanding with the agencies requiring the Bank to comply with and implement certain operating procedures. In 1996 the regulatory agencies released the Bank from the Memorandum of Understanding.

The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 1996, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.



                                                                               Required
                                                                              To Be Well
                                                      Required              Capitalized Under
                                                     For Capital            Prompt Corrective
                                    Actual         Adequacy Purposes        Action Provisions
                              -----------------    ----------------       ------------------
                              Amount      Ratio    Amount     Ratio       Amount      Ratio
                              ------      -----    ------     -----       ------      -----
As of December 31, 1996:
      Total capital
      (to Risk Weighted Assets)  $7,156    32.1%    >$1,783    >8.0%     >$2,229      >10.0%
                                                    -          -         -            -
      Tier I capital
      (to Risk Weighted Assets)  $6,870    30.8%    >$  891    >4.0%     >$1,337      > 6.0%
                                                    -          -         -            -
      Tier I capital
      (to Average Assets)        $6,870    17.6%    >$1,557    >4.0%     >$1,946      > 5.0%
                                                    -          -         -            -

                             McDUFFIE BANK & TRUST

                           December 31, 1996 and 1995
                            (dollars in thousands)

NOTE 8 - STOCKHOLDERS' EQUITY AND REGULATORY MATTERS (CONTINUED)

As of December 31, 1995, the Bank's actual regulatory capital ratios were as follows:

      Total capital
      (to Risk Weighted Assets)               29.5%
      Tier I capital
      (to Risk Weighted Assets)               28.2%
      Tier I capital
      (to Average Assets)                     17.1%

At December 31, 1996, options to purchase 16 thousand shares of the Bank's stock were outstanding. The options are non-transferrable and have exercise prices between ten and twelve dollars per share. The options expire during the years 2000 to 2003. No options were exercised during the three year period ended December 31, 1996. No additional shares are available to be granted under this plan, and the Bank has no other stock option plan.

NOTE 9 - INCOME TAXES

The total income taxes in the statements of income for the years ended December 31, are as follows:



                                            1996          1995                 1994
                                           -----          ----                -----
Current tax (benefit)                      $  72          $  -               $   (1)
Deferred tax (benefit)                        60            73                 (319)
                                           -----          ----               ------

                                           $ 132          $ 73               $ (320)
                                           =====          ====               ======

The Bank's provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:



                                            1996          1995           1994
                                            ----          ----           ----
      Statutory rates                       38.0%         38.0%         (38.0)%
      Tax exempt income                     (8.0)         (6.0)            -
      Nondeductible interest                 1.0           1.0             -
      Other, including effect of
        graduated rate brackets             (2.0)         (1.0)            -
                                            ----          ----          -----
                                            29.0%         32.0%         (38.0)%
                                            ====          ====          =====


                             McDUFFIE BANK & TRUST

                           December 31, 1996 and 1995
                             (dollars in thousands)


NOTE 9 - INCOME TAXES (CONTINUED)

The primary components of deferred income taxes at December 31, are as follows:



                                                              1996        1995
                                                              ----        ----

Deferred tax assets
      Allowance for loan losses                                $253        $305
      Foreclosed real estate allowance                           18
      Unrealized loss on securities available for sale           15
      Other                                                       -          26
                                                               ----        ----
          Deferred income tax assets                            286         331
                                                               ----        ----
      Deferred tax liabilities
          Unrealized gain on securities available for sale        -          25
                                                               ----        ----
             Net deferred income tax asset                     $286        $306
                                                               ====        ====

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable. The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the financial statements.

Following is an analysis of significant off-balance-sheet financial instruments:


                                                              1996        1995
                                                              ----        ----

Commitments to extend credit                                 $1,981      $  958
Standby letters of credit                                        50          59
                                                             ------      ------
                                                             $2,031      $1,017
                                                             ======      ======

                             McDUFFIE BANK & TRUST

                           December 31, 1996 and 1995
                            (dollars in thousands)


NOTE 10 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, there are no present matters in which the outcome will have a material adverse effect on the financial statements.

NOTE 11 - SUPPLEMENTAL CASH FLOW INFORMATION



                                                         1996              1995             1994
                                                         ----              ----             ----
Income taxes paid                                      $   -             $   -              $  131
Interest paid                                          $1,369            $1,362             $1,118

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Bank's financial instruments for those instruments for which the Bank's management believes estimated fair value does not by nature approximate the instruments carrying amount are as follows at December 31, 1996, and 1995 (in millions):



                                                     1996             1995
                                                ---------------   ---------------
                                                Carrying  Fair    Carrying  Fair
                                                Amount    Value    Amount   Value
                                                ------    -----   -------   -----

      Loans                                     $21.0     $20.9    $21.0    $20.0
                                                =====     =====    =====    =====
      Certificates of deposit                   $18.4     $18.4    $19.5    $19.5
                                                =====     =====    =====    =====


Estimated fair value information of investment securities is presented in Note 2 of the financial statements.

                             McDUFFIE BANK & TRUST

                           December 31, 1996 and 1995
                             (dollars in thousands)

NOTE 13 - OTHER EXPENSES

Other noninterest expenses are as follows:

                                                              December 31,
                                                         ----------------------
                                                         1996     1995     1994
                                                         ----    -----     ----

      Data processing                                    $104    $ 91      $ 77
      FDIC assessment                                      10      45        39
      Legal and accounting                                 57      89        32
      Printing and supplies                                37      38        25
      Other                                               294     327       316
                                                         ----    ----      ----
                                                         $502    $590      $489
                                                         ====    ====      ====

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         There has been no occurrence requiring a response to this item.

                                    PART III

ITEM 9.           DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
                  COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

         PHILLIP G. FARR, age 48, founded a local certified public accounting firm in 1975 and has been the managing principal since that time. Prior to 1975, Mr. Farr worked in public accounting for both a regional and a national firm. Mr. Farr served as Chairman of the Board of Directors of the Bank from 1991 to 1995.

         SAMUEL A. FOWLER, JR., age 50, is currently a partner in the local law firm of Fowler & Wills. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Fowler & Wills serves as the Bank's principal legal counsel.

         JOSEPH D. GREENE, age 56, was employed from 1959 until 1991 with Pilgrim Health and Life Insurance Company where he most recently held the positions of Executive Vice President and Director. In 1991, Mr. Greene accepted a position as Professor of Business Administration at Augusta State University. He also previously served as a member and Chairman of the Board of Regents of the University System of Georgia.

         HEYWARD HORTON, Jr., age 50, was elected President and Chief Executive Officer of the Bank on February 15, 1995. Prior to accepting this position, Mr. Horton was President and Chief Executive Officer of First Gwinnett Bank in Norcross, Georgia from 1987 to 1995. Since beginning his banking career in 1966 with Citizens & Southern National Bank in Savannah, Mr. Horton had been employed in a number of positions including President and Chief Executive Officer of Citizens Bank of Ashburn, Ashburn, Georgia, as well as Senior Vice President and Senior Lending Officer at two other commercial banks.

         GEORGE O. HUGHES, age 73, is Chairman of the Board of George O. Hughes Furniture Co., Inc., a retail furniture and appliance business that he started in 1947.

         DAVID W. JOESBURY, age 47, is President of Joesbury Insurance Agency, Inc. and, since 1971, has served in varies capacities with the company including employee, partner, Vice President and half owner. Mr. Joesbury currently serves as Chairman of the Board of Directors of the Bank.

         ROBERT N. WILSON, JR., age 45, has served as manager and broker of Wilson Finance Corp. d/b/a The Wilson Co. since 1982. In addition, Mr. Wilson currently owns Wilson Ventures, Inc., which is engaged in real estate speculation and the management of residential rental properties and the company's real estate and insurance businesses. Mr. Wilson served as Chairman of the Board of Directors of the Bank from 1988 until 1991.

         BENNYE M. YOUNG, age 54, taught school in DeKalb, Richmond and McDuffie Counties from 1966 until 1980. Since that time, she has been a homemaker.

EXECUTIVE OFFICER

         J. HAROLD WARD, JR., age 54, joined the Bank in April of 1995 as Senior Vice President and Chief Financial Officer. Prior to his employment at the Bank, from September, 1992 to April, 1995, Mr. Ward served as Senior Vice President and Chief Financial Officer of DeKalb State Bank, Tucker, Georgia and from March, 1987 to September, 1992, he served as Senior Vice President of First Gwinnett Bank, Norcross, Georgia. Mr. Ward has also served as Vice President and Senior Operations Officer of banks in Walton County and Tift County, as well as Assistant Operations Officer of First National Bank of Atlanta. Mr. Ward holds a BBA in Management from Georgia State University in Atlanta and has completed the Bank Administration Institute School of Banking at the University of Wisconsin.

         There are no family relationships between any director or principal officer and any other director or principal officer of the Bank.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Bank's directors, executive officers and persons who own more than 10% of the outstanding common stock of the Bank, to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Bank held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Bank with copies of all forms they file under this regulation. To the Bank's knowledge, based solely on a review of the copies of such reports furnished to the Bank and representations that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

ITEM 10.          EXECUTIVE COMPENSATION.

         The following table sets forth information regarding all cash and noncash compensation paid to the Chief Executive Officer by the Bank for the past three fiscal years. No other executive officer received annual salary and bonus in excess of $100,000 during the last fiscal year:

                           SUMMARY COMPENSATION TABLE

         NAME AND                                              SALARY
         PRINCIPAL POSITION                  YEAR                ($)
         ------------------                  ----              ------
         Heyward Horton, Jr.(1)              1996              115,000(2)
         Chief Executive Officer             1995               98,487(2)

         Luther P. Powell, Jr.
         Interim Chief Executive
           Officer(3)                        1995               48,917

         Ronald K. Bell
         Chief Executive Officer(4)          1994               87,900

------------------------------
(1)      Mr. Horton was named Chief Executive Officer of the Bank on February
         15, 1995.
(2) Does not include club dues, automobile allowance and insurance premiums as such amounts do not exceed the lesser of either (i) $50,000 or (ii) 10% of Mr. Horton's total annual compensation.
(3) Mr. Powell served as Interim Chief Executive Officer of the Bank from November 23, 1994 until February 15, 1995.
(4) Mr. Bell served as Chief Executive Officer of the Bank from the commencement of Bank operations in 1989 until November 22, 1994.

EMPLOYMENT AGREEMENT

         The Bank has entered into an employment agreement (the "Employment Agreement") with Heyward Horton, Jr., pursuant to which Mr. Horton will serve as President and Chief Executive Officer of the Bank. The Employment Agreement is for a term of approximately three years. Beginning on February 26, 1996, and on the last day of February of each succeeding calender year, the term of Mr. Horton's employment will be automatically extended for three years, upon a determination by the Board of Directors that the Employment Agreement should be extended.

         The Employment Agreement provides Mr. Horton with an annual base salary of $115,000 per year. In addition, the Employment Agreement provides certain incentive bonuses (which do not exceed 20% of Mr. Horton's annual base salary), if specific performance goals are met. Under the Employment Agreement, Mr. Horton is provided with an automobile as well as other customary fringe benefits, such as insurance coverage and vacation.

         Under the Employment Agreement, in the event Mr. Horton's employment is terminated in connection with or within three years after any change in control (as defined in the Employment Agreement) of the Bank, other than for a material violation of a written policy of the Bank, or any dishonesty or willful misconduct, Mr. Horton is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the compensation received by him immediately prior to the change in control. Further, if Mr. Horton resigns within three years following a change of control of the Bank (i) due to a reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than McDuffie County in which he was employed immediately prior to the change in control, or (iii) due to a reduction in his duties, title, and/or responsibilities, as were previously set prior to the change in control, Mr. Horton will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the compensation received by him immediately prior to the change in control. The preceding change in control provisions remain in effect for three years and automatically renew for an additional three years on each anniversary thereof, unless Mr. Horton is otherwise notified to the contrary thirty days prior to such anniversary by the Bank, in which case the provisions terminate two years from such anniversary.

         The Employment Agreement provides that Mr. Horton's employment with the Bank will terminate upon death or disability, and is terminable for "cause" (as defined in the Employment Agreement). If employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Horton is entitled to a continuation of his base salary and insurance benefits for a period of not less than six months, or until Mr. Horton is employed in a full-time position, whichever occurs first. The Employment Agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.

         J. Harold Ward, Jr., Executive Vice President and Chief Financial Officer of the Bank, has entered into a severance agreement with the Bank on terms substantially similar to the change of control provisions contained in Mr. Horton's Employment Agreement. Mr. Ward, however, does not have an employment agreement with the Bank.

ITEM 11.          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 24, 1997 with respect to ownership of the outstanding common stock of the Bank by (i) all persons known to the Bank to own beneficially more than five percent (5%) of the outstanding common stock of the Bank, (ii) each director of the Bank, and (iii) all directors and officers of the Bank as a group:

                                              Shares of Common Stock         Percent of
  Name and Address of Beneficial Owner         Beneficially Owned(1)            Total
  ------------------------------------        ----------------------         ----------
Susan J. Dallas........................               50,158(2)                  7.9
P.O. Box 1278
Thomson, Georgia 30824

Phillip G. Farr........................               11,750(3)                  1.8
1780 Mattox Creek Drive, N.W.
Thomson, Georgia 30824

Samuel A. Fowler, Jr...................               10,600(4)                  1.7
2317 Mesena Road, N.W.
Thomson, Georgia 30824

Joseph D. Greene.......................               13,000                     2.1
309 Margarets Road
Thomson, Georgia 30824

Heyward Horton, Jr.....................                3,400                      *
1897 Lake Drive
Thomson, Georgia 30824

                                              Shares of Common Stock         Percent of
  Name and Address of Beneficial Owner         Beneficially Owned(1)            Total
  ------------------------------------        ----------------------         ----------
William L. Howard......................                3,380                      *
2165 Whiteoak Road
Thomson, Georgia 30824

George O. Hughes.......................               39,724(5)                  6.3
626 Beechwood Drive
Thomson, Georgia 30824

David W. Joesbury......................               11,650(6)                  1.8
1601 Cedar Rock Road
Thomson, Georgia 30824

Estate of Patricia M. Lemley...........               33,500                     5.3
P.O. Box 300
Thomson, Georgia 30824

J. Harold Ward, Jr.....................                2,080                      *
1814 Mattox Creek Drive
Thomson, Georgia 30824

Robert N. Wilson, Jr...................               13,220(7)                  2.1
P.O. Box 550
Thomson, Georgia 30824

Bennye M. Young........................               14,400(8)                  2.3
690 Chestnut Drive
Thomson, Georgia 30824

The Prime Group, Inc...................               54,508(9)                  8.4
736 Jones Creek
Evans, Georgia 30809

All directors and officers
  as a group (10 persons)..............              123,204                    19.4

------------------------------
*        Represents less than 1%.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 635,380 shares outstanding as of March 24, 1997, except for certain parties who hold presently exercisable options to purchase shares. The percentages for those parties who hold presently exercisable options are based upon the sum of 635,380 plus the number of shares subject to presently exercisable options held by them, as indicated in the following notes.

(2) Includes 100 shares held by Ms. Dallas as custodian for her children. Also includes 8,500 shares held as nominee, by which Ms. Dallas exercises voting authority, 14,202 shares held individually by Ms. Dallas' husband in his pension and profit-sharing plans and 3,728 shares owned by Ms. Dallas' husband.

(3)      Includes 200 shares owned by Mr. Farr's wife.

(4) Includes 100 shares owned by Mr. Fowler's wife. Also includes 500 shares held by the Samuel A. Fowler, Jr., Attorney at Law, P.C., a professional corporation established by Mr. Fowler.

(5) Includes 4,914 shares owned by Mr. Hughes' wife. Also includes 5,946 shares held by G.O. Hughes Furniture Co., Inc.

(6) Includes 2,100 shares owned by Mr. Joesbury's wife. Also includes 100 shares held by Mr. Joesbury as custodian for his children.

(7) Includes 2,770 shares held by A.G. Edwards & Sons, Inc., as IRA custodian for Mr. Wilson. Also includes 1,220 shares held by Mr. Wilson as custodian for his children.

(8)      Includes 1,700 shares held by Ms. Young as custodian for her children.

(9) Includes 16,000 shares subject to presently exercisable options. Share ownership is based on an FDIC Form F-11 (Amendment No. 1) dated March 5, 1997 filed by the Prime Group, Inc. The Bank makes no representation as to the accuracy or completeness of the information reported.

ITEM 12.          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The Bank extends loans from time to time to certain of its directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Bank and do not involve more than the normal risks of collectibility or present other unfavorable features.

         The Bank retains the firm of Fowler & Wills as its principal legal counsel. Samuel A. Fowler, Jr., a director of the Bank, is a partner in such firm. The firm was paid $4,850 during the year ended December 31, 1996 in connection with the firm's representation of the Bank.

         From time to time, the Bank also retains the Havilah Group, Inc., a local accounting firm owned by Phillip G. Farr, a director of the Bank. During the year ended December 31, 1996, the Havilah Group, Inc. was paid $1,530 in connection with accounting services provided by such firm.

         The Bank purchases auto insurance through the Wilson Insurance Agency, Inc., where Robert N. Wilson, Jr., a director of the Bank, serves as President. The Bank also purchases other insurance coverage from the Joesbury Insurance Agency, an insurance firm owned by David W. Joesbury, a director of the Bank. During the year ended 1996, total premiums paid to these two firms did not exceed $27,500.

         The Bank believes that the terms of the foregoing transactions were no less favorable than the Bank would be able to obtain from an unaffiliated third party.

ITEM 13.       EXHIBITS, LIST AND REPORTS ON FORM 8-K

         (a)   EXHIBITS.

               The following exhibits are filed with this report:

                  10.1 Employment Agreement dated July 17, 1996, between McDuffie Bank & Trust and Heyward Horton, Jr.

                  10.1.1 Amendment No. 1 to Employment Agreement dated March 26, 1997 between McDuffie Bank & Trust and Heyward Horton, Jr.

                  10.2 Severance Agreement dated March 27, 1997 between McDuffie Bank & Trust and J. Harold Ward, Jr.

                  27       Financial Data Schedule (for SEC use only).

         (b)   REPORTS ON FORM 8-K

                  No reports on Form 8-K were filed during the last quarter of the period covered by this Report.

                                   SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

McDuffie Bank & Trust


By: /s/ Heyward Horton. Jr.                  Date: August 11, 1997
   ---------------------------------
    Heyward Horton, Jr.
    President and
    Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ J. Harold Ward, Jr.                  Date: August 11, 1997
   ---------------------------------
    J. Harold Ward, Jr.
    Sr. Vice President and
    Chief Financial Officer


DIRECTORS                  DATE                       DIRECTORS                  DATE

/s/ Phillip G. Farr        August 11, 1997            /s/ George O. Hughes       August 11, 1997
-------------------------  ---------------            -------------------------  ---------------
Phillip G. Farr                                       George O. Hughes


/s/ Samuel A. Fowler, Jr.  August 11, 1997            /s/ David W. Joesbury      August 11, 1997
-------------------------  ---------------            -------------------------  ---------------
Samuel A. Fowler, Jr.                                 David W. Joesbury


/s/ Joseph D. Greene       August 11, 1997            /s/ Robert N. Wilson, Jr.   August 11, 1997
-------------------------  ---------------            -------------------------  ---------------
Joseph D. Greene                                      Robert N. Wilson, Jr.


/s/ Heyward Horton, Jr.    August 11, 1997            /s/ Bennye M. Young        August 11, 1997
-------------------------  ---------------            -------------------------  ---------------
Heyward Horton, Jr.                                   Bennye M. Young

                             MCDUFFIE BANK & TRUST

                                  EXHIBIT INDEX


Exhibit No.                         Description of Exhibit

   10.1 Employment Agreement dated July 17, 1996, between McDuffie Bank & Trust and Heyward Horton, Jr.

  10.1.1 Amendment No. 1 to Employment Agreement dated March 26, 1997 between McDuffie Bank & Trust and Heyward Horton, Jr.

   10.2 Severance Agreement dated March 27, 1997 between McDuffie Bank & Trust and J. Harold Ward, Jr.

   27.1           Financial Data Schedule (for SEC use only).

                                                                    EXHIBIT 10.1


                                   AGREEMENT

         THIS AGREEMENT made and entered into on the 17th day of July, 1996 by and between McDuffie Bank and Trust, Inc. Thomson, Georgia (hereinafter "Bank"), and Heyward Horton, Jr. (hereinafter "Executive");

                                  WITNESSETH:

         WHEREAS, the Board of Directors (hereinafter the "Board") of the Bank recognizing the experience and knowledge of the Executive in the banking industry, desire to retain the services and business counsel of the Executive, therefore, it being in the best interest of the Bank to arrange terms of employment for the Executive to remain in his capacities with the Bank for the term hereof; and

         WHEREAS, Executive is willing to provide his services to the Bank in accordance with the terms and conditions hereinafter set forth:

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT - For the Term of Employment, as hereinafter defined, the Bank hereby employs Executive as the President and Chief Executive Officer (CEO) of McDuffie Bank and Trust to hold the title of President and CEO, during the term of this Agreement, and Executive agrees to accept such employment and to perform such duties and functions as the Board may assign to Executive from time to time, but only administrative and managerial functions commensurate with Executive's past experience and performance level. Executive agrees to devote such of his time and energy to the business of the Bank as is needed, and shall perform his duties in a trustworthy and businesslike manner.

Responsibility for the supervision of the Executive shall rest with the Board of the Bank, which shall review the Executive's performance annually. The Board of the Bank shall also have the authority to terminate the Executive, subject to the terms of this agreement as outlined in Paragraph 2.1 of this Agreement.

         2. TERM OF EMPLOYMENT - The "Term of Employment" referred to in Paragraph 1 hereof shall be for a period commencing as of March 1, 1995, and continuing through December 31, 1997, unless earlier terminated pursuant to the terms of this Agreement. After the initial term of employment, the Agreement shall automatically renew itself for successive one year periods commencing on the first day or January of each successive year and continuing through the last day of December of the following year, unless specific written notice of non-renewal is given at least three (3) months prior to the end of the then current term or until this Employment Agreement is terminated by one of the methods provided hereinafter:

                  2.1 TERMINATION OF EMPLOYMENT - Notwithstanding the Term of Employment stated above, the employment of the Executive under this Agreement shall be terminated by the earliest to occur of any of the following:

                           (A)  the death of the Executive;

                           (B) the disability of the Executive ("Disability" as used herein shall be defined as the inability of the Executive whether due to physical or mental impairment to perform his normal duties);

                           (C) voluntary retirement by the Executive or mandatory retirement at age 65.

                           (D)  the discharge of the Executive by the Bank:

                               (i) "For Cause": This Agreement may be
                                    terminated by the Board of Directors of the Bank without further obligation other than for monies already due to be paid, for any of the following reasons:

                                    (a) gross negligence or willful misconduct
                                        by the Executive which is materially
                                        damaging to the business of the Bank;

                                    (b) conviction of the Executive of any crime
                                        involving breach of trust or moral
                                        turpitude;

                                    (c) a consistent pattern of failure by the
                                        Executive to follow the reasonable
                                        written instructions or policies of the
                                        Board of Directors of the Bank; or

                                    (d) receipt of any written notice from the
                                        Georgia Department of Banking and
                                        Finance or the Federal Deposit Insurance
                                        Corporation requiring the removal of the Executive as the

                                        President and/or the Chief Executive
                                        Officer of the Bank.

                           In the event that the Bank discharges the Executive alleging "cause" under this Paragraph 2.1(D)(i), such notice of discharge shall be in writing and shall be accompanied by a written description of the circumstances alleging such "cause". The termination of the Executive for "cause" shall entitle the Bank to enforcement of the Post Termination Covenants as found in Paragraph 6 of this Agreement. In the event that the Bank discharges the Executive alleging "cause" under this Paragraph 2.1(D)(i) and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge "without cause" subject to the provisions of Section 2.1(D)(ii) hereof.

                           (ii) "Without Cause": The Bank (subject to the
                                approval of a two-thirds (2/3rds) vote of the Board of Directors of the Bank) may, upon thirty
                                (30) days written notice to the Executive, terminate this Agreement without cause at any time during the term of this Agreement, upon the condition that Executive shall be entitled, as liquidated damages in lieu of all claims, to not less than six (6) months salary at the then prevailing Base Salary level, with all insurance benefits as identified in Paragraph 3.3 of this Agreement to be maintained for a period of six
                                (6) months, or until executive is employed in a fulltime position whichever first occurs. The termination of Executive "without cause" shall entitle the Bank to enforcement of the Post Termination Covenants contained in Paragraph 6. hereof.

                           (E) the voluntary termination of employment by the Executive, whether or not due to the Bank's Material Breach ("Bank's Material Breach" as used herein means the material breach of the terms of the Agreement by the Bank which remains uncured after the expiration of 30 days following the delivery of written notice of such breach to the Bank by the Executive);

                           (F) the execution of a mutual, written agreement of the Bank and the Executive terminating Executive's employment.

                  2.2      EFFECT OF TERMINATION -

                           (A) Executive shall have the right to receive compensation and other benefits under paragraph 2.1(D)(ii) if terminated without cause.

                           (B) Executive shall have no right to receive any compensation or other benefits under this Agreement, if terminated;

                                (i)   by Bank "For Cause" (as defined in
                                      Paragraph 2.1(D)(i) "For Cause");

                                (ii) voluntarily by Executive in writing, if not due to Bank's Material Breach,

                                (iii) by mutual, written agreement of the Bank
                                      and the Executive, or

                                (iv)  because of the Executive's death or
                                      disability.

         3.       COMPENSATION -

         3.1 BASE SALARY - During the term of employment, Executive shall be paid an annual salary (hereinafter "Base Salary") which shall be paid in equal installments not less frequently than monthly, and subject to such deductions as may be required by law. Executive's annual Base Salary shall not be less than $115,000 per year unless agreed to in writing by both parties. Base Salary will be administered by the Board and will be determined on or before January 31st of each year beginning January 31, 1996.

         3.2 INCENTIVE BONUSES - Each year of the term of this Agreement, the Bank shall pay to the Executive incentive bonuses not to exceed a maximum of twenty (20%) percent of Executive's Base Salary, upon the condition that certain goals are met based on the following:

                  The Bank's after tax rate of return on average assets (ROA) (See attached exhibit "A" incorporated herein by this reference); and

                  The Bank's rate of growth (See attached exhibit "B" incorporated herein by this reference); and

                  The Bank's asset quality
                  (See attached exhibit "C" incorporated herein by this reference); and

                  Other intangibles as determined at the discretion of the Board.

         The monetary values assigned to Exhibits A, B, and C shall be reviewed annually and agreed to in writing by both parties to this Agreement. It is further acknowledged and understood by both parties that each measurement of performance identified in these Exhibits A, B, and C, are independent of each other and failure to meet the criteria as set forth in any one of these measures of performance shall not act to diminish or negate any bonus earned by Executive through any other measurement of performance.

         3.3 OTHER BENEFITS - During the life of this Agreement, the Bank shall furnish for the benefit of Executive the following benefits:

                  (A) Automobile - Bank shall furnish to Executive a mutually acceptable automobile. The cost of maintenance, fuel, insurance and upkeep to be borne by the Bank.

                  (B) Life Insurance - The Bank shall provide for the Executive term life insurance as presently exists under the IBAA insurance plan, or like coverage under any subsequent plan which may replace the current plan, with the beneficiary to be designated by the Executive.

                  (C) Health Insurance - The Bank shall provide for the Executive and his dependents major medical health insurance coverage through such insurance provider as the Bank may choose.

                  (D) Long Term Disability - The Bank shall provide for the Executive a long term disability insurance policy providing for benefits of at least 60% of the Executive's Base Salary.

                  (E) Club Dues - The Bank shall provide Executive a membership in the Belle Meade Country Club and will pay the monthly dues and business related charges during the Executive's employment with the Bank. The Bank will also provide Executive with membership into other civic, service and professional organizations.

                  (F) Other Expenses - The Bank shall reimburse the Executive for reasonable expenses incurred in promoting the business of the Bank, and continuing his banking or professional education including expenses for attending bank meetings, conventions and seminars, and other reasonable expenses incurred for continuing education, business entertainment, and travel.

                  (G) Vacation - The Executive shall be entitled to two (2) weeks paid vacation or such longer period as may be provided by the Board or the bank's Personnel Policy and he shall also be entitled to vacation days on all official holidays observed by the bank.

         4. STOCK OPTIONS - The Board of the Bank shall use their best efforts to cause McDuffie Bank & Trust to grant "incentive stock options" to Executive to purchase shares of the common stock thereof. The Board shall at their discretion grant options on the common stock of the Bank to the Executive as they deem appropriate, subject to any action which may require shareholder approval. In the event any other action is required to facilitate the grant of such options, the Board shall undertake, and use its best efforts to insure all such actions as may be required, including shareholder approval, approval by any regulatory agency or any other action which rightfully may be required are completed. Any such options which are granted shall be at a price equal to the current fair market value of the stock. Fair market value shall be the greater of the average of all known sales within the last six (6) months or the book value as determined from the last call report. The Executive is hereby granted the authority to elect to receive all or any portion of any cash bonus due to the Executive in the form of stock options. Such election shall serve to reduce any cash bonus by a like amount and shall be considered to be payment in full for a commensurate number of shares of common stock. Under such election no fractional shares shall be issued. In the event of a "change in control" as defined in Paragraph 5, of the Agreement, all options contemplated in this Paragraph 4, which have been granted, whether exercised or not and whether fully vested under any vesting schedule, shall be considered fully vested.

         5.       CHANGE IN CONTROL

         (i) In the event of a "change in control" of the Bank, as defined in this section 5(i), Executive shall be entitled, for a period of ninety (90) days from the date of closing of the transaction effecting such change in control and at his election, to give written notice to the Bank of termination of this Agreement and to receive a lump sum cash payment equal to fifty percent (50%) times Executive's then current Base Salary as identified in paragraph 3.1 of this Agreement.

                  (A) In addition, if Executive elects to terminate this Agreement pursuant to this Paragraph 5(i), Executive shall further be entitled to exercise of any option to which Executive is entitled, (whether or not then fully exercisable).

                  (B) The severance payments provided for in this Paragraph 5(i), shall be paid by the Bank and/or the acquiring entity not later than thirty (30) days after the date of the notice of termination by the Executive under this Paragraph 5(i), or thirty (30) days after the date of the closing of the transaction effecting the change in control, whichever is later.

                  (C) For purposes of this Paragraph 5(i), "change in control" shall mean;

                           (i)      any transaction, whether by merger,
                           consolidation, asset sale, tender offer, reverse stock split or any other device which results in the acquisition, beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) or right to vote, by any person or entity or any group of persons or entities acting in concert, of more than twenty-five (25%) percent or more of the outstanding shares of stock of the Bank or of the Bank's parent company or holding company ordinarily having the right to vote such shares;

         (ii) In the event of a "change in control" of the Bank, as defined in this section 5(ii), Executive shall be entitled, for a period of ninety (90) days from the date of closing of the transaction effecting such change in control and at is election, to give written notice to the Bank of termination of this Agreement and to receive a lump sum each payment equal to one hundred percent (100%) times Executive's then current Ease Salary as identified in paragraph 3.1 of this Agreement.

                  (A) In addition, if Executive elects to terminate this Agreement pursuant to this Paragraph 5(ii), Executive shall further be entitled to, in lieu of shares of the common stock of the Bank under option or previously issued or issuable upon exercise of any option to which Executive is entitled, an amount in cash equal to the excess of the fair market value of the common stock as of the date of closing of the transaction effecting the change in control, over the per share exercise price of the option held by the Executive, times the number of shares of common stock subject to such option (whether or not then fully exercisable). The fair market value of the common stock shall be equal to the higher of (i) the value as determined by the Board of Directors of the Bank if there is no organized trading market for the shares at the time such determination is made, or (ii) the closing price (or the average of the bid and asked prices if no closing price is available) on any nationally recognized securities exchange or association on which the shares of common stock may be quoted or listed, or (iii) the highest per share price actually paid for the common stock in connection with any change in the control of the Bank.

                  (B) The severance payments provided for in this Paragraph 5(ii), shall be paid by the Bank and/or the acquiring entity not later than thirty (30) days after the date of the notice of termination by the Executive under this Paragraph 5(ii), or thirty (30) days after the date of the closing of the transaction effecting the change in control, whichever is later.

                  (C) For purposes of this Paragraph 5(ii), "change in control " shall mean;

                           (i)      any transaction, whether by merger,
                           consolidation, asset sale, tender offer, reverse stock split or any other device which results in the acquisition, beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) or right to vote, by any person or entity or any group of persons or entities acting in concert, of fifty (50%) percent or more of the outstanding shares of stock of the Bank or of the Bank's parent company or holding company ordinarily having the right to vote such shares;

                           (ii) the sale of all or substantially all of the assets of the Bank; or

                           (iii)    the liquidation of the Bank.

         6. POST TERMINATION COVENANTS - Executive agrees that for a period of twelve months after leaving the employment of the Bank, except as provided in Paragraph 2.1 of this Agreement or a termination of this Agreement as provided in Paragraph 5(ii) of this Agreement, he will adhere to the following:

                  (A) Executive agrees that he will not without the prior written consent of the Bank, serve as an employee of any bank or other financial institution in McDuffie County, Columbia County, or Warren County.

                  (B) Executive agrees that he will not without the prior written consent of the Bank, solicit directly or indirectly any business from any of the customers of the Bank.

         7. SEVERABILITY - The Bank and Executive agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement, and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, both parties to this Agreement will make every reasonable effort to redraw the provision so as to make the provision consistent with the original intent of this Agreement and consistent, valid and enforceable under such law.

         8. ASSIGNMENT - Neither the Bank nor Executive may assign nor delegate this Agreement or any of its rights and obligations hereunder without the prior written consent of the other party hereto.

         9. AMENDMENT - This Agreement may only be amended in writing duly executed by both parties hereto.

         10. WAIVER - A waiver by either party of any breach of this Agreement by the other party shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

         11. GOVERNING Law - This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.

         12. NOTICES - Any notice or other document or communication permitted or required to be given to Executive pursuant to the terms hereof shall be deemed given if personally delivered to Executive or sent to him certified mail, at 1897 Lake Drive, Thomson, Georgia 30824, or any such other address as Executive shall have notified the Bank in writing. Any notice or other document or other communication permitted or required to be given to the Bank pursuant to the terms hereof shall be deemed given if personally delivered to the Bank or sent certified mail to 110 E. Hill Street, Thomson, Georgia, 30824 or at such other address as the Bank shall have notified Executive in writing.

         13. ENTIRE AGREEMENT - This Agreement including Exhibits A, B, and C embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.

         IN WITNESS WHEREOF, Bank and Executive have executed and delivered this Agreement as of the date first shown above.

                                        MCDUFFIE BANK & TRUST
                                        BY:  /s/ David W. Joesbury
                                           -------------------------------------
                                           Chairman         David W. Joesbury

                                    ATTEST:  /s/ Samuel A. Fowler
                                           -------------------------------------
                                           Vice Chairman    Samuel A. Fowler


                                        EXECUTIVE

                                             /s/ Heyward Horton, Jr.
                                        ----------------------------------------
                                                            Heyward Horton, Jr.

                                  EXHIBIT "A"

         The purpose of this exhibit "A" is to provide one of a series of measurements for "Incentive Bonuses" as referred to in Paragraph 3.2 of that certain Agreement dated July 17, 1996, between McDuffie Bank & Trust (Bank) and Heyward Horton, Jr. (Executive).

         In the event the Bank achieves a rate of return on average assets (ROA) as stipulated below, the Executive shall receive a cash bonus equal to the percentage indicated times the Executive's prevailing Base Salary.

                       ROA                     %
                  0.00 to 0.70                  0

                  0.71 to 0.80                1.0

                  0.81 to 0.90                2.0

                  0.91 to 1.00                3.5

                  1.01 to 1.10                5.0

                  1.11 to 1.25                7.5

                  1.26 to 1.50               10.0

                  over    1.51               15.0

         These values are specific values and are not cumulative in determining percentages to be applied to Executive's Base Salary.

         In rounding to determine a value, calculations shall be made to the thousands (1/000s) percentage and then rounded to the nearest hundredth. Values equal to or exceeding 0.005 shall be rounded up to the higher value, values less then 0.005 shall be for the lower value.

                                  EXHIBIT "B"

         The purpose of this Exhibit "B" is to provide one of a series of measurements for "Incentive Bonuses" as referred to in Paragraph 3.2 of that certain Agreement dated July 17, 1996, between McDuffie Bank & Trust (Bank) and Heyward Horton, Jr. ("Executive").

         In the event the Bank achieves a growth rate as set forth in the schedule below, the Executive will receive a each bonus equal to the percentage indicated times the Executive's prevailing Base Salary.

                  GROWTH RATE                 %
                  0.00 to 5.00               0.0

                  5.01 to 7.50               2.5

                  7.51 to 10.0               5.0

                  over 10.0%                 7.5

         These are specific values and are not cumulative in determining percentages to be applied to Executive's prevailing Base Salary.

         The "growth rates" are to be measured from December 31st of each calendar year to December 31st of the next calendar year using averages for each month of measure.

         In rounding, the same method as identified in exhibit "A" will be used.

                                  EXHIBIT "C"

         The purpose of this exhibit "C" is to provide one of a series of measurements for "Incentive Bonuses" as referred to in Paragraph 3.2 of that certain Agreement dated July 17, 1996, between McDuffie Bank & Trust (Bank) and Heyward Horton, Jr. (Executive).

         In the event the Bank achieves a reduction in past due loans or total classified assets as outlined in the schedules below, the Executive shall receive a cash bonus equal to the percentage indicated times the Executive's prevailing Base Salary.

                  PAST DUE %                  %
                  2.25 to 2.50               1.0

                  2.00 to 2.24               2.0

                  1.50 to 1.99               3.5

                  less than 1.50             5.0

                  % CLASSIFIED ASSETS         %
                  TO TOTAL ASSETS

                  6.00 to 7.50               1.0

                  5.00 to 6.00               2.0

                  4.00 to 5.00               3.5

                  3.00 to 4.00               5.0

                  less then 3.00             7.5

         These are specific values and are not cumulative in determining percentages to be applied to Executive's prevailing Base Salary.

         For purposes of determining "past due percentages" the Bank's month-end Past Due Report for the most recent reporting period shall be used for this measurement.

         For purposes of determining "classified assets" the most recent report issued by the Georgia Department of Banking and Finance or FDIC shall be used, but the FHLMC Gold CMO REMIC #1437 that previously failed the stress test shall be removed from this calculation if included in the most recent report.

         In the event rounding is necessary, the same method as identified in exhibit "A" will be used.

                                                                  EXHIBIT 10.1.1


                    AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Agreement is made and entered into on the 26th day of March, 1997 by and between McDuffie Bank & Trust, Thomson, Georgia, a bank chartered under the laws of the State of Georgia, and Heyward Horton, Jr.;

                                  WITNESSETH:

         WHEREAS, McDuffie Bank & Trust and Heyward Horton, Jr. entered into an Employment Agreement dated as of July 17, 1996 (the "Employment Agreement"); and

         WHEREAS, McDuffie Bank & Trust and Heyward Horton, Jr. desire to amend the Employment Agreement;

         NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

         1. All references to defined terms as set forth in the Employment Agreement will have the same meaning herein as in the Employment Agreement.

         2. Section 2 of the Employment Agreement is hereby amended by deleting the first paragraph thereof and replacing same in its entirety with the following:

                  The term of employment of Executive under this Agreement shall be the period commencing as of March 1, 1995 and continuing through December 31, 1997. On February 29, 1996, and on the last day of February of each succeeding calendar year, the term of employment under this Agreement shall be automatically extended to the last day of February of the third calendar year thereafter, unless earlier terminated in accordance with
                  Section 2.1 of this Agreement, or unless either party shall have elected to fix the expiration date of Executive's term of employment hereunder. Each party to this Agreement shall have the right, exercisable by written notice to the other, to terminate the automatic renewal of this Agreement and thereby fix the expiration of the term of employment under this
                  Section 2, provided that such notice be delivered by January 31 in any calendar year. Upon notice of termination of automatic renewal of this Agreement, the term of employment of Executive under this Section 2 shall continue until the end of February of the second calendar year from the year in which such notice is given.

         3. The first clause of Section 2.1(D)(ii) of the Employment Agreement is hereby amended to read as follows:

                  "The Bank, subject to the approval of a majority vote of the Board of Directors of the Bank may" . . .

         4. Section 5 of the Employment Agreement is hereby amended by deleting Section 5 and replacing same in its entirety with the following:

                  If, during the three-year period immediately following a "change control" of the Bank, as defined in this Section 5, Executive's employment with the Bank is terminated either: (a) by the Bank for no reason or for any reason other than as the result of Executive's material violation of a written policy of the Bank, or any dishonesty or willful misconduct of Executive, including but not limited to, theft of or other unauthorized personal use of the Bank's funds or other property; (b) by Executive as a result of and within thirty
                  (30) days following: (i) a reduction in his rate of regular compensation from the Bank to an amount below the rate of his regular compensation as in effect immediately prior to the change in control; or (ii) a requirement that Executive relocate to a county other than McDuffie County in which he was employed immediately prior to the change in control; or
                  (iii) a reduction in Executive's duties, title, and/or responsibilities, as were previously set prior to the change in control, then the Bank shall pay Executive an amount equal to two (2) times his Base Salary, as hereinafter defined, as in effect immediately prior to the change in control, plus an amount representing the "in-the-money" portion (defined as the excess, if any, of the fair market value of the common stock underlying Executive's stock options minus the option price) of any unexercised stock options, whether or not then exercisable, granted to Executive; or (c) by Executive for no reason, then the Bank shall pay Executive an amount equal to his Base Salary, as then in effect, plus the in-the-money portion of any unexercised stock options whether or not then exercisable. Such compensation shall be paid in a lump sum within thirty (30) days after such termination.

                  For the purposes of this Section 5, the term "change in control" shall mean the first to occur of any of the following:

                  (A) The effective date of any transaction or series of transactions (other than a transaction to which only the Bank and one or more of its subsidiaries or its parent holding company, if any, are parties) pursuant to which the Bank becomes a subsidiary of a bank holding company, or substantially all of the assets of the Bank are sold to or acquired by a person, corporation, or group of associated persons acting in concert who are not members of the present Board of Directors of the Bank; or

                  (B) The date upon which any person, corporation, or group of associated persons acting in concert becomes a direct or indirect beneficial owner of shares of stock of the Bank representing an aggregate of more than twenty-five percent (25%) of the votes then entitled to be cast at an election of directors of the Bank; or

                  (C) The date upon which the persons who were members of the Board of Directors of the Bank as of the date of this Agreement (the "Original Directors") cease to constitute a majority of the Board of Directors; provided, however, that any new director whose nomination or selection has been approved by the unanimous affirmative vote of the Original Directors then in office shall also be deemed an Original Director.

         5. Section 6(A) of the Employment Agreement is hereby amended by deleting Section 6(A) and replacing same in its entirety with the following:


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
                  (A) Executive agrees that he will not, without the prior written consent of the Board of Directors of the Bank, serve as an executive officer of any bank or other financial institution in McDuffie County, Georgia.

         6. Except as otherwise specifically set forth herein, all the other terms and conditions of the Employment Agreement shall remain in full force and effect as originally written without amendment or modification.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    "Bank"
                                    McDUFFIE BANK & TRUST




                                    By:    /s/ David W. Joesbury
                                           -------------------------------------
                                    Title: Chairman
                                           -------------------------------------




                                    "Executive"


                                    /s/ Heyward, Horton Jr.
                                    --------------------------------------------
                                    Heyward Horton, Jr.




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
                                                                    EXHIBIT 10.2


                         SEVERANCE PROTECTION AGREEMENT

         This Severance Protection Agreement ("Agreement") is made by and between McDuffie Bank & Trust, a banking association chartered under the laws of the State of Georgia (the "Bank"), and J. Harold Ward, Jr., an employee of the Bank (the "Employee").

                                  WITNESSETH:

         WHEREAS, the Bank is a banking association organized under the laws of the State of Georgia and is engaged in the banking business in McDuffie County, Georgia; and

         WHEREAS, the Employee is currently an officer of the Bank holding the title of Senior Vice President/CFO; and

         WHEREAS, the Bank and the Employee desire to provide for the payment of severance pay to the Employee in the event of termination of his employment with the Bank following a change in control of the Bank, on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and conditions set forth herein, the Bank and the Employee agree herein as follows:

         1. OPERATION OF AGREEMENT. This Agreement shall be effective immediately upon its execution, but its provisions shall not be operative unless and until a "Change in Control" (as such term is defined in paragraph 2 hereof) has occurred. The provisions of this Agreement shall not be operative and shall not apply to any termination of employment, for any reason, prior to the occurrence of a Change in Control.

         2. CHANGE IN CONTROL. The term "Change in Control" as used in this Agreement shall mean the first to occur of any of the following:

                  (a) The effective date of any transaction or series of transactions (other than a transaction to which only the Bank and one or more of its subsidiaries or its parent holding company, if any, are parties) pursuant to which the Bank becomes a subsidiary of a bank holding company, or substantially all of the assets of the Bank are sold to or acquired by a person, corporation or group of associated persons acting in concert who are not members of the present Board of Directors of the Bank.

                  (b) The date upon which any person, corporation, or group of associated persons acting in concert becomes a direct or indirect beneficial owner of shares of stock of the Bank representing an aggregate of more than 25% of the votes then entitled to be cast at an election of directors of the Bank; or

                  (c) The date upon which the persons who were members of the Board of Directors of the Bank as of the date of this Agreement (the "Original Directors") cease to constitute a majority of the Board of Directors; provided, however, that any new director whose nomination or selection has been approved by the unanimous affirmative vote of the Original Directors then in office shall also be deemed an Original Director.

         3. SEVERANCE PAY UPON TERMINATION BY THE BANK WITHOUT CAUSE OR BY EMPLOYEE FOR CAUSE. If, during the three year period immediately following a Change in Control, the Employee's employment with the Bank is terminated either:

                  (a) by the Bank for no reason or for any reason other than as the result of the Employee's material violation of a written policy of the Bank, or any dishonesty or willful misconduct of the Employee, including, but not limited to, theft of or other unauthorized personal use of the Bank's funds or other property; or

                  (b) by the Employee as a result of, and within thirty days following:

                           (i)      a reduction in his rate of regular
                                    compensation from the Bank to an amount
                                    below the rate of his regular compensation as in effect immediately prior to the Change in Control; or

                           (ii) a requirement that the Employee relocate to a county other than McDuffie County in which he was employed immediately prior to the Change in Control; or

                           (iii) a reduction in his duties, title, and/or responsibilities, as were previously set prior to the Change in Control,

then the Bank shall pay the Employee an amount equal to two times the rate of his annual regular compensation (not including bonuses, benefits, grant of options or any other compensation other than regular periodic salary payments) as in effect immediately prior to the Change in Control. Such compensation shall be paid in a lump sum or on a monthly basis as specified in writing by the Employee.

         4. NO SEVERANCE PAY UPON OTHER TERMINATION. Upon any termination of Employee's employment with the Bank other than a termination specified in paragraph 3, the sole obligation of the Bank to the Employee shall be to pay his regular compensation up to the effective date of the termination.

         5. ENTIRE OBLIGATION. Payment to the Employee pursuant to paragraph 3 or 4 of this Agreement shall constitute the entire obligation of the Bank to the Employee in full settlement of any claim at law or in equity that the Employee may otherwise assert against the Bank or any of its employees, officers or directors on account of the Employee's termination of employment.

         6. NO OBLIGATION TO CONTINUE EMPLOYMENT. This Agreement does not create any obligation on the part of the Bank to continue to employ the Employee following a Change in Control or in the absence of a Change in Control.

         7. TERM OF AGREEMENT. This Agreement shall remain in effect for a term of three years from the date hereof and shall automatically renew for an additional three years on each anniversary thereof, unless Employee is otherwise notified to the contrary thirty (30) days prior to such anniversary by the Bank, in which case this Agreement shall terminate two years from such anniversary.

         8. SEVERABILITY. Should any clause, portion or section of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement.

         9. ASSIGNMENT, SUCCESSOR AND INTEREST. This Agreement being personal to the Employee may not be assigned by him. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Bank and the heirs, executors and personal representatives of the Employee.

         10. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants and conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         IN WITNESS WHEREOF, this Agreement has been approved by the Board of Directors of the Bank on the 12th day of February, 1997 to be effective beginning on the 27th day of March, 1997, as executed by the undersigned duly authorized on this 27th day of March, 1997.

                                    THE "BANK"

                                    MCDUFFIE BANK & TRUST

                                    By:  /s/ David W. Joesbury
                                         ---------------------------------------
                                         Chairman of the Board


                                    THE "EMPLOYEE"


                                       By:   /s/ J. Harold Ward, Jr.
                                             -----------------------------------






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